EXECUTION COPY

Exhibit 2.1

STOCK PURCHASE AGREEMENT
dated as of April 28, 2014
among
HARTFORD LIFE, INC.,
ORIX LIFE INSURANCE CORPORATION,
and
ORIX CORPORATION (solely for purposes of the Buyer Parent Matters, as defined herein)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2

Section 1.01	Certain Defined Terms 2

ARTICLE II PURCHASE AND SALE AND RECAPTURE TRANSACTIONS	16

Section 2.01	Purchase and Sale of the Shares and Entry into the Recapture Agreements 16

Section 2.02	Purchase Price 16

Section 2.03	Payment at Closing 17

Section 2.04	Adjustment to Payment at Closing 18

Section 2.05	Payments and Computations 23

ARTICLE III THE CLOSING	24

Section 3.01	Closing 24

Section 3.02	Payment 24

Section 3.03	Recapture Transactions 24

Section 3.04	Buyer’s Additional Closing Date Deliveries 25

Section 3.05	Seller’s Additional Closing Date Deliveries 25

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER	27

Section 4.01	Incorporation and Authority of Seller 27

Section 4.02	No Conflict 27

Section 4.03	Consents and Approvals 28

Section 4.04	Absence of Litigation 28

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING HLIKK AND THE BUSINESS	28

Section 5.01	Incorporation and Authority of HLIKK 28

Section 5.02	Capital Structure of HLIKK; Ownership and Transfer of the Shares 29

Section 5.03	Financial Information; Absence of Undisclosed Liabilities 30

Section 5.04	Absence of Certain Changes 30

Section 5.05	Absence of Litigation 30

Section 5.06	Compliance with Laws 31

Section 5.07	Governmental Licenses and Permits 31

Section 5.08	Intellectual Property 31

Section 5.09	Environmental Matters 33

Section 5.10	Material Contracts 33

Section 5.11	Affiliate Transactions 34

Section 5.12	Employee Benefits; Employees 34

Section 5.13	Insurance Issued by HLIKK 35

Section 5.14	Reinsurance 36

Section 5.15	Distributors and Brokers 37

Section 5.16	Investment Assets; Eligible Recapture Assets 37

Section 5.17	Insurance 37

Section 5.18	Property 38

Section 5.19	Ownership of Assets 38

i

Section 5.20	Taxes 38

Section 5.21	Actuarial Appraisal; Reserves 39

Section 5.22	Regulatory Filings 39

Section 5.23	Brokers 40

Section 5.24	Anti-Bribery Laws 40

Section 5.25	Anti-Money Laundering 40

Section 5.26	Certain Additional Insurance Matters 40

Section 5.27	Sufficiency of Assets 41

Section 5.28	Seller Guarantees 41

Section 5.29	HLIKK Special Accounts (tokubetsu kanjyo) 41

Section 5.30	Agreed Model Representations 42

Section 5.31	NO OTHER REPRESENTATIONS OR WARRANTIES 43

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING BUYER	43

Section 6.01	Incorporation and Authority of Buyer 43

Section 6.02	No Conflict 44

Section 6.03	Consents and Approvals 44

Section 6.04	Absence of Litigation 45

Section 6.05	Securities Matters 45

Section 6.06	Financial Ability 45

Section 6.07	Brokers 45

Section 6.08	Investigation 45

ARTICLE VII ACTIONS PRIOR TO THE CLOSING DATE	46

Section 7.01	Conduct of Business Prior to the Closing 46

Section 7.02	Access to Information 48

Section 7.03	Regulatory and Other Authorizations; Consents 49

Section 7.04	Intercompany Obligations 51

Section 7.05	Intercompany Arrangements 51

Section 7.06	Termination of Hedging Arrangements 52

Section 7.07	Berkshire Retrocession Agreement 52

Section 7.08	Formation of Buyer Reinsurer 52

Section 7.09	Disclosure Schedule Updates 52

Section 7.10	Seller Guarantees 52

Section 7.11	Liens 53

Section 7.12	Transition Services Agreement 53

Section 7.13	Model Escrow Agreement 53

Section 7.14	Agreed Model Scenarios 54

ARTICLE VIII ADDITIONAL AGREEMENTS	54

Section 8.01	Access to Information 54

Section 8.02	Books and Records 54

Section 8.03	Confidentiality 55

Section 8.04	Non-Compete; Non-Solicit 55

Section 8.05	Exclusivity 57

Section 8.06	Insurance 58

Section 8.07	Trade Names and Trademarks 58

Section 8.08	Guarantees 59

Section 8.09	Transaction Agreements 59

Section 8.10	D&O Liabilities 60

Section 8.11	VIF Reports 60

Section 8.12	Further Action 60

ARTICLE IX EMPLOYEE MATTERS	61

Section 9.01	Employee Matters 61

ARTICLE X TAX MATTERS	62

Section 10.01	Liability for Taxes 62

Section 10.02	Tax Returns 64

Section 10.03	Contest Provisions 64

Section 10.04	Assistance and Cooperation 65

Section 10.05	Other Tax Matters 65

ARTICLE XI CONDITIONS TO CLOSING AND RELATED MATTERS	66

Section 11.01	Conditions to Obligations of Seller 66

Section 11.02	Conditions to Obligations of Buyer 67

ARTICLE XII TERMINATION AND WAIVER	68

Section 12.01	Termination 68

Section 12.02	Notice of Termination 69

Section 12.03	Effect of Termination 69

Section 12.04	Extension; Waiver 69

ARTICLE XIII INDEMNIFICATION	69

Section 13.01	Indemnification by Seller 69

Section 13.02	Indemnification by Buyer 70

Section 13.03	Notification of Claims 71

Section 13.04	Payment 72

Section 13.05	No Duplication; Exclusive Remedies 73

Section 13.06	Additional Indemnification Provisions 73

Section 13.07	Reserves 74

ARTICLE XIV GENERAL PROVISIONS	75

Section 14.01	Survival 75

Section 14.02	Expenses 75

Section 14.03	Notices 75

Section 14.04	Public Announcements 77

Section 14.05	Severability 77

Section 14.06	Entire Agreement 77

Section 14.07	Assignment 77

Section 14.08	No Third Party Beneficiaries 77

Section 14.09	Amendment 78

Section 14.10	Schedules 78

Section 14.11	Dispute Resolution; Submission to Jurisdiction 78

Section 14.12	Governing Law 79

Section 14.13	Waiver of Jury Trial 79

Section 14.14	Specific Performance 79

Section 14.15	Rules of Construction 80

Section 14.16	Buyer Parent 80

Section 14.17	Counterparts 80

EXHIBITS

Exhibit A	Form of 3-Wins Reinsurance Agreement Amendment
Exhibit B	Form of ILA Recapture Agreements
Exhibit C	Form of HLIC Recapture Agreement
Exhibit D	Form of Assignment, Assumption, Hold Harmless and Indemnification Agreement
Exhibit E	Reference Date Balance Sheet
Exhibit F	Form of Trademark License Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Trademark Assignment
Exhibit I	Form of Buyer Reinsurance Agreement
Exhibit J	Berkshire Retrocession Agreement
Exhibit K	Indemnification Agreement
Exhibit L	Form of Model Escrow Agreement

SCHEDULES

Schedule 1.01(a)	Agreed Accounting Principles
Schedule 1.01(b)	Eligible Recapture Assets
Schedule 1.01(c)	Seller Knowledge Persons
Schedule 1.01(d)(i)	Buyer Knowledge Persons
Schedule 1.01(d)(ii)	Buyer Parent Knowledge Persons
Schedule 1.01(e)	Recapture Settlement Statement Methodologies
Schedule 1.01(g)	VIF Calculation Principles
Schedule 1.01(h)	Specified Assumptions
Schedule 1.01(i)	Fair Market Value
Schedule 2.05	Currency Conversion Methodologies
Schedule 7.03(a)	Regulatory Matters
Schedule 7.03(c)(i)	Third Party Consents
Schedule 7.03(c)(ii)	Buyer Requested Third Party Agreements
Schedule 7.03(c)(iii)	Buyer Requested Agreements
Schedule 7.03(d)	Certain Specified Consents
Schedule 7.04	Intercompany Obligations
Schedule 11.01(b)	Seller Governmental Approval Closing Conditions
Schedule 11.02(b)	Buyer Governmental Approval Closing Conditions

This STOCK PURCHASE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of April 28, 2014, is made by and among HARTFORD LIFE, INC., a Delaware corporation (“Seller”), ORIX LIFE INSURANCE CORPORATION, a Japanese corporation (“Buyer”), and, solely for purposes of the Buyer Parent Matters (as defined herein), ORIX CORPORATION, a Japanese corporation (“Buyer Parent”).
PRELIMINARY STATEMENTS
A.    Seller owns all of the issued and outstanding capital stock (the “Shares”) of Hartford Life Insurance K.K., a Japanese corporation (“HLIKK”);
B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth herein;
C.    HLIKK currently cedes (i) the guarantee portion of substantially all the variable annuity contracts written by HLIKK on or after April 1, 2005 and the payout annuities related to certain variable annuity contracts written by HLIKK, in each case, to Hartford Life and Annuity Insurance Company (“ILA”) pursuant to the ILA Reinsurance Agreements (as hereinafter defined) and (ii) all fixed annuity contracts written by HLIKK to Hartford Life Insurance Company (“HLIC”, together with ILA, the “Hartford Reinsurers”) pursuant to the HLIC Reinsurance Agreement (as hereinafter defined);
D.    Seller and Buyer desire that, among other things, concurrently with the Closing, Seller shall cause HLIKK and ILA to enter into recapture agreements substantially in the form set forth on Exhibit B hereto (the “ILA Recapture Agreements”) pursuant to which, upon the terms and conditions set forth therein, HLIKK shall recapture from ILA all of the HLIKK business ceded to ILA under each of the ILA Reinsurance Agreements (as hereinafter defined) other than the ILA Reinsurance Agreement relating to the 3-Wins variable annuity contracts written by HLIKK;
E.    Seller and Buyer desire that, among other things, concurrently with the Closing, Seller shall cause HLIKK and ILA to enter into an amendment to the ILA Reinsurance Agreement relating to the 3-Wins variable annuity contracts written by HLIKK substantially in the form set forth on Exhibit A hereto (the “3-Wins Reinsurance Agreement Amendment”), pursuant to which HLIKK will, upon the terms and conditions set forth therein, recapture from ILA all of the HLIKK business ceded to ILA under such ILA Reinsurance Agreement, other than the remaining guaranteed income benefits with respect to the payout annuities in force as of the Effective Time relating to the 3-Wins variable annuity contracts written by HLIKK, which remaining guaranteed income benefits will continue to be ceded to ILA thereunder;
F.    Seller and Buyer desire that, among other things, concurrently with the Closing, Seller shall cause HLIKK and HLIC to enter into a recapture agreement substantially in the form set forth on Exhibit C hereto (the “HLIC Recapture Agreement”, and together with the ILA Recapture Agreements, the “Recapture Agreements”) pursuant to which, upon the terms and conditions set forth therein, HLIKK shall recapture from HLIC all of the HLIKK business ceded to HLIC under the HLIC Reinsurance Agreement (as hereinafter defined);

G.    Seller and Buyer desire that, among other things, concurrently with the Closing, Buyer and HLIKK shall deliver to Hartford Life & Accident Insurance Company (“HLAIC”), Seller and their Affiliates (other than HLIKK) an assignment, assumption, hold harmless and indemnification agreement substantially in the form set forth on Exhibit D hereto (the “Assignment, Assumption, Hold Harmless and Indemnification Agreement”);
H.    Immediately after or as of the Closing, HLIKK and Buyer Reinsurer will enter into a reinsurance agreement substantially in the form set forth on Exhibit I hereto (the “Buyer Reinsurance Agreement”) pursuant to which HLIKK will cede the guarantee portion of all of its variable annuity contracts to Buyer Reinsurer net of the ACE Treaty;
I.    On the date hereof, Seller, Buyer, Buyer Parent and Berkshire Hathaway Life Insurance Company of Nebraska (“Berkshire”) have entered into an indemnification agreement, a copy of which is attached hereto as Exhibit K (the “Indemnification Agreement”); and
J.    On the date hereof, HLIKK and Berkshire have entered into a retrocession agreement, a copy of which is attached hereto as Exhibit J (the “Berkshire Retrocession Agreement”), which HLIKK and Berkshire intend will be assigned from HLIKK to Buyer Reinsurer promptly following formation of Buyer Reinsurer, pursuant to which Buyer Reinsurer will retrocede to Berkshire immediately after or as of the Closing a portion of HLIKK’s variable annuity business ceded to Buyer Reinsurer under the Buyer Reinsurance Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:
Article I

DEFINITIONS
Section 1.01    Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
“3-Wins Reinsurance Agreement Amendment” shall have the meaning set forth in the preliminary statements hereto.
“3-Wins Trust Agreement” means the trust agreement to be entered into pursuant to Section 8.09 and which shall be substantially in the form attached to the 3-Wins Reinsurance Agreement Amendment.
“ACE Treaty” means the Reinsurance Agreement, effective as of April 1, 2006, between HLIKK and ACE Tempest Life Reinsurance Ltd., as amended.
“Acquired Business” shall have the meaning set forth in Section 8.04(b)(v).
“Action” means any claim, action, suit, litigation, arbitration or proceeding with any Person by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Actuarial Appraisal” shall have the meaning set forth in Section 5.21(a).
“Adjusted Net Worth” means the adjusted net worth of HLIKK calculated in accordance with and subject to the Agreed Accounting Principles.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For the avoidance of doubt, for the purpose of the indemnities provided by Seller to Buyer under Article XIII, HLIKK shall be considered an Affiliate of Buyer.
“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any current Tax benefit assumed to be derived, and the present value of any future Tax benefit assumed to be derived, by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses). The assumed value of Tax benefits shall be computed (i) assuming that all potential Tax benefits are actually realized in the relevant year (without regard to whether an Indemnifying Party has sufficient income or other tax items to absorb potential Tax benefits) and (ii) on a present value basis using a discount rate equal to the then “Federal mid-term rate” as that term is defined in Section 1274(d) of the Code. If the parties cannot agree on the assumed value of the Tax benefits, the dispute shall be submitted to the Independent Accountant for its determination in accordance with the procedures set forth in Section 2.04.
“Agreed Accounting Principles” means Japanese GAAP applied consistently with its application in connection with the preparation of the audited Financial Statements for the period ending March 31, 2013, subject to Schedule 1.01(a).
“Agreed Model” shall have the meaning set forth in the VIF Calculation Principles.
“Agreed Model Exclusions” shall have the meaning set forth in Section 5.30(b).
“Agreement” shall have the meaning set forth in the preamble hereto.
“Anti-Bribery Laws” means any laws or regulations with respect to the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of any Governmental Authority or any employee or representative thereof including the U.S. Foreign Corrupt Practices Act of 1977, Article 18 of the Japan Unfair Competition Prevention Act (Law No. 47 of 1993, as amended), and Articles 3 (to the extent applicable in the context of anti-bribery), 197, and 198 of the Japan Penal Code (law No. 45 of 1907, as amended), any rules and regulations thereunder, and any similar laws or regulations in any other jurisdiction.
“Assignment, Assumption, Hold Harmless and Indemnification Agreement” shall have the meaning set forth in the preliminary statements hereto.

“Benefit Plan” shall have the meaning set forth in Section 5.12(a).
“Berkshire” shall have the meaning set forth in the preliminary statements hereto.
“Berkshire Retrocession Agreement” shall have the meaning set forth in the preliminary statements hereto.
“Burdensome Condition” shall have the meaning set forth in Section 7.03(a).
“Business” means the fixed annuity, payout annuity and variable annuity business of HLIKK as conducted as of any relevant date of determination prior to the Closing Date.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Tokyo, Japan are required or authorized by Law to be closed.
“Buyer” shall have the meaning set forth in the preamble hereto.
“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.
“Buyer Fundamental Representations” shall have the meaning set forth in Section 14.01.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.01(a).
“Buyer Liens” means any Liens arising as a result of any agreement of, or any Governmental Order binding on, or any condition applicable to, or otherwise resulting from any facts or circumstances relating to, Buyer or its designated assignee(s) hereunder, but not Seller.
“Buyer Material Adverse Effect” means a material impairment or delay of the ability of any of Buyer or the Buyer Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Buyer Negative Condition” means a material adverse effect on the business, financial condition, operation or results of operations of Buyer and its Affiliates, taken as a whole.
“Buyer Parent” shall have the meaning set forth in the preamble hereto.
“Buyer Parent Matters” shall have the meaning set forth in Section 14.16.
“Buyer Party” means each Affiliate of Buyer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.
“Buyer Reinsurance Agreement” shall have the meaning set forth in the preliminary statements hereto.

“Buyer Reinsurer” means a Cayman Islands Class B(iii) insurance company to be formed by Buyer Parent, and after its formation, such Cayman Islands Class B(iii) insurance company.
“Buyer Transaction Agreements” shall have the meaning set forth in Section 6.01(b).
“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.
“CDX Index” means (x) until September 20, 2014, the index identified as Markit CDX NA IG Series 22 and reported under Bloomberg Ticker “CDX IG CDSI S22 5Y <CORP>” and (y) on and after September 20, 2014, the index identified as Markit CDX NA IG Series 23 and reported under Bloomberg Ticker “CDX IG CDSI S23 5Y <CORP>”.
“Closing” shall have the meaning set forth in Section 3.01.
“Closing Date” shall have the meaning set forth in Section 3.01.
“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.04(a).
“Closing Date HLIC Recapture Payment” shall have the meaning set forth in Section 2.04(b).
“Closing Date Net Monthly Settlement Balance” shall have the meaning set forth in Section 2.04(b).
“Closing Date Net Worth” means the Adjusted Net Worth as of the Effective Time, as set forth on the Closing Date Balance Sheet.
“Closing Date Recapture Settlement Statement” shall have the meaning set forth in Section 2.04(b).
“Closing Date VIF Amount” shall have the meaning set forth in Section 2.04(c).
“Closing Reinsurance Transactions” means the transactions contemplated by the 3-Wins Reinsurance Agreement Amendment, the Recapture Agreements, the Buyer Reinsurance Agreement and the Berkshire Retrocession Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, results of operations, properties, assets or liabilities of HLIKK, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect to the extent arising out of, resulting from or attributable to (i) an event or series of events or circumstances affecting (A) the United States, Japanese or global economy or capital or financial markets, including changes in interest or exchange rates, (B) political conditions generally of the United States or Japan or (C) any of the industries in which HLIKK operates, (ii) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements, (iii) the identity of, or the effects of any facts or circumstances relating to, Buyer, (iv) any changes or prospective changes in Law, Japanese GAAP or the enforcement or interpretation thereof, (v) actions permitted or required to be taken or omitted pursuant to this Agreement or taken with Buyer’s consent or not taken because of Buyer’s failure to consent, (vi) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby, (vii) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (viii) the credit, financial strength or other ratings (other than the facts underlying any such ratings) of Seller or any of its Affiliates, including HLIKK, (ix) the value of any of the Investment Assets of HLIKK, (x) any matter set forth in the Seller Disclosure Schedule, (xi) any event, fact or condition to the extent the effect of such event, fact or condition is specifically reflected in any of the Financial Statements or any adjustment to the Purchase Price as intended hereunder, (xii) the business reinsured to ILA pursuant to the 3-Wins Reinsurance Agreement Amendment, or (xiii) any effect that is cured by Seller prior to the Closing with a result reasonably satisfactory to Buyer, except in the case of the foregoing clauses (i) and (iv), to the extent such effect or change is materially disproportionately adverse with respect to HLIKK as compared to other Japanese life insurance participants or (b) a material impairment or delay of the ability of any of Seller or the Seller Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Company Owned IP” shall have the meaning set forth in Section 8.08(a).
“Competing Business” shall have the meaning set forth in Section 8.04(a).
“Compressed In Force File” shall have the meaning set forth in Section 5.30(a)(i).
“Confidentiality Agreement” shall have the meaning set forth in Section 8.03(a).
“Consultation Period” shall have the meaning set forth in Section 2.04(h).
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled”, “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.
“Corrective Losses” means the reasonable costs incurred in implementing corrective or remedial actions.
“D&O Indemnified Person” shall have the meaning set forth in Section 8.10.
“Direct Claim” shall have the meaning set forth in Section 13.03(d).

“Distribution Contracts” means contracts between HLIKK, on the one hand, and a Distributor, on the other hand.
“Distributor” shall have the meaning set forth in Section 5.15.
“Effective Time” means 8:00:01 a.m. Tokyo time on the Closing Date, or such other time as Seller and Buyer may mutually agree in writing.
“Eligible Insurance Proceeds” shall have the meaning set forth in Section 13.06(e).
“Eligible Recapture Assets” shall mean cash and the other assets that are eligible to be transferred by HLIC to HLIKK under the Recapture Agreements as listed on Schedule 1.01(b).
“Employees” means any employees of HLIKK as of the Closing Date.
“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Estimated Closing Date Net Monthly Settlement Balance” shall have the meaning set forth in Section 2.03(c).
“Estimated Closing Date Net Worth” means the Seller’s good faith estimate of the Adjusted Net Worth as of the Effective Time, being the Adjusted Net Worth as set forth on the Estimated Closing Pro Forma Balance Sheet.
“Estimated Closing Date Recapture Payment” shall have the meaning set forth in Section 2.03(c).
“Estimated Closing Pro Forma Balance Sheet” shall have the meaning set forth in Section 2.03(b).
“Estimated Closing Recapture Settlement Statement” shall have the meaning set forth in Section 2.03(c).
“Excluded Taxes” shall have the meaning set forth in Section 10.01(a).
“Exclusivity Period” shall have the meaning set forth in Section 8.05(a).
“Expat Employees” means those individuals employed by HLIC or its Affiliates (other than HLIKK) stationed in Japan and who provide services primarily to HLIKK or HIMKK.
“Fair Market Value” means, with respect to any asset, the fair market value thereof determined in accordance with Schedule 1.01(i).
“Final Balance Sheet” shall have the meaning set forth in Section 2.04(i).

“Final HLIC Recapture Payment” shall have the meaning set forth in Section 2.04(i).
“Final Net Monthly Settlement Balance” shall have the meaning set forth in
Section 2.04(i).

“Final Net Worth” shall have the meaning set forth in Section 2.04(i).

“Final Recapture Settlement Statement” shall have the meaning set forth in Section 2.04(i).
“Final VIF Amount” shall have the meaning set forth in Section 2.04(k).
“Final VIF Report” shall have the meaning set forth in Section 2.04(k).
“Financial Statements” shall have the meaning set forth in Section 5.03(a).
“FSA” means the Financial Services Agency of Japan or a successor agency.
“FTC” means the Fair Trade Commission of Japan or a successor agency.
“Governmental Approval” shall have the meaning set forth in Section 4.03.
“Governmental Authority” means any Japanese, United States or non-Japanese or non-United States federal, state or local or any supra-national, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body and, with respect to Section 6.03 and Section 7.03 and Article XI and Article XII, any Cayman Islands political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hartford Reinsurers” shall have the meaning set forth in the preliminary statements hereto.
“Hazardous Materials” means any chemical, material or substance defined or regulated under any Environmental Law.
“HFIC” means Hartford Fire Insurance Company.
“HFIC Licensed IP” shall have the meaning set forth in Section 5.08(a).
“HFSG” means The Hartford Financial Services Group, Inc.
“HLAIC” shall have the meaning set forth in the preliminary statements hereto.
“HLIC” shall have the meaning set forth in the preliminary statements hereto.

“HLIC Recapture Agreement” shall have the meaning set forth in the preliminary statements hereto.
“HLIC Reinsurance Agreement” means the Reinsurance Agreement, by and between HLIC and HLIKK, effective as of September 1, 2004, in each case, as amended, supplemented or otherwise modified prior to the date hereof.
“HLIKK” shall have the meaning set forth in the preliminary statements hereto.
“HLIKK Special Account” shall have the meaning set forth in Section 5.29.
“IB Law” means the Insurance Business Law of Japan, Law No. 105 of 1995, as amended, including its associated regulations and any amendments thereto.
“ICC Rules” shall have the meaning set forth in Section 14.11(a).
“ILA” shall have the meaning set forth in the preliminary statements hereto.
“ILA Recapture Agreements” shall have the meaning set forth in the preliminary statements hereto.
“ILA Reinsurance Agreements” means, collectively, (i) the Reinsurance Agreement, by and between ILA and HLIKK, effective as of August 31, 2005, (ii) the Reinsurance Agreement, by and between ILA and HLIKK, effective as of September 30, 2007, (iii) the Reinsurance Agreement, by and between ILA and HLIKK, effective as of February 29, 2008 and (iv) the Reinsurance Agreement, by and between ILA and HLIKK, effective as of October 1, 2008, in each case, as amended, supplemented or otherwise modified prior to the date hereof.
“Inadvertently Included Services” shall have the meaning set forth in Section 7.12(a)(iii).
“Indemnification Agreement” shall have the meaning set forth in the preliminary statements hereto.
“Indemnified Party” shall have the meaning set forth in Section 13.03(a).
“Indemnifying Party” shall have the meaning set forth in Section 13.03(a).
“Independent Accountant” shall have the meaning set forth in Section 2.04(i).
“Independent Actuary” shall have the meaning set forth in Section 2.04(k).
“Insurance Policy” shall have the meaning set forth in Section 13.06(e).
“Intellectual Property” means all intellectual property rights as recognized under any applicable Laws (including rights provided by international treaties or conventions) in and to: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications; (b) Trademarks; (c) copyrightable works, copyrights and database rights, whether or not registered, and registrations and applications for registration thereof; and (d) protectable rights in confidential and proprietary information, including trade secrets, processes, methods, formulae, algorithms and know-how, that arise from such information not being publicly known.
“Intercompany Agreements” shall have the meaning set forth in Section 5.11.
“Interest Rate” means an interest rate per annum equal to the three-month LIBOR for United States dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m. (London time) on the day that is two (2) Business Days preceding the date a payment becomes due and payable hereunder. For the avoidance of doubt, if the date on which the Interest Rate is to be calculated falls upon a Saturday, Sunday, or legal or banking holiday in London, such calculation shall be performed as of the next day on which the commercial banks are open for business in London.
“Interim VIF Report” shall have the meaning set forth in Section 8.11.
“Investment Assets” shall have the meaning set forth in Section 5.16.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by HLIKK or licensed or leased by HLIKK pursuant to written agreement (excluding any public networks).
“Japanese GAAP” means the accounting principles and practices generally accepted in Japan at the relevant time.
“Knowledge” of a Person means: (a) in the case of Seller, the actual knowledge, assuming reasonable inquiry has been made, of any Person listed in Schedule 1.01(c), (b) in the case of Buyer, the actual knowledge, assuming reasonable inquiry has been made, of any Person listed in Schedule 1.01(d)(i), or (c) in the case of Buyer Parent, the actual knowledge, assuming reasonable inquiry has been made, of any Person listed in Schedule 1.01(d)(ii).
“Law” means any Japanese, United States or non-Japanese or non-United States federal, state, local statute, law, ordinance, regulation, rule, code, Governmental Order or other requirement or rule of law.
“Leased Real Property” shall have the meaning set forth in Section 5.18(b).
“Legal Requirement” means any Law which applies to HLIKK and/or the Buyer, as applicable, or any of their assets, businesses, or activities, and any contract with any Governmental Authority relating to compliance with any of the foregoing.
“Lien” means any mortgage, charge, deed of trust, pledge, hypothecation, security interest, or other similar encumbrance or lien.

“Losses” means (i) damages, losses and costs, including Corrective Losses; (ii) subject to Section 13.03(b) in the case of consents to settlements and consents to judgments, judicial awards and judgments, settlements and regulatory fines or penalties (including the reasonable out of pocket costs incurred in implementing any corrective or remedial actions to the extent expressly required by the terms of such judicial awards, judgments, or settlements or regulatory fines or penalties); and (iii) expenses (including reasonable costs of investigation and reasonable attorney’s fees and expenses and other reasonable expenses) related thereto, but excluding any expenses incurred by a party in enforcing any rights against the other party hereto under this Agreement or the other Transaction Agreements.
“Material Contract” has the meaning set forth in Section 5.10(a).
“Material Distributors” means each of the twenty-five (25) largest Distributors, as measured by the aggregate account value of the in force policies written by such Distributors as of December 31, 2013.
“Milliman” means Milliman, Inc.

“Model Escrow Agent” shall have the meaning set forth in Section 7.13.
“Model Escrow Agreement” shall have the meaning set forth in Section 7.13.
“Net Monthly Settlement Balance” means, with respect to each of the ILA Reinsurance Agreements and the HLIC Reinsurance Agreement, the amount set forth on the applicable line item under the heading “Net Monthly Settlement Balance” reflected on the Estimated Closing Recapture Settlement Statement, the Closing Date Recapture Settlement Statement or the Final Recapture Settlement Statement, as applicable.
“Net Worth Adjustment” shall have the meaning set forth in Section 2.04(l).
“Notice of Disagreement” shall have the meaning set forth in Section 2.04(g).
“Notice of Insurance” shall have the meaning set forth in Section 13.06(e).
“Omitted Services” shall have the meaning set forth in Section 7.12(a)(i).
“Permits” shall have the meaning set forth in Section 5.07(a).
“Permitted Liens” means the following Liens: (a) Liens that secure debt that is explicitly reflected on the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens imposed by Law for amounts not yet due; (d) Liens incurred or deposits made to a Governmental Authority in the ordinary course of business in connection with a governmental authorization, registration, filing, license, permit or approval; (e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights of way, covenants, restrictions and other similar Liens not materially interfering with the ordinary conduct of business; (g) Liens not created by HLIKK that affect the underlying fee interest of any Leased Real Property; (h) Liens incurred in the ordinary course of business securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (i) zoning, building and other generally applicable land use restrictions; (j) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which HLIKK has easement rights; (k) Buyer Liens; (l) any set of facts an accurate up-to-date land survey would show, provided, however, such facts do not materially interfere with the present use of the relevant Leased Real Property by HLIKK; (m) limitations on the rights of HLIKK under any Material Contract that are expressly set forth in such contract; and (n) Liens created in connection with investment transactions, including broker liens, securities lending transactions and repurchase agreements.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Post-Closing Net Monthly Settlement Balance Adjustment” shall have the meaning set forth in Section 2.04(n).
“Post-Closing Purchase Price Adjustment” shall have the meaning set forth in Section 2.04(l).
“Post-Closing Recapture Payment Adjustment” shall have the meaning set forth in Section 2.04(m).
“Post-Closing Taxable Period” means a taxable period, excluding a partial taxable period, that begins on or after the Closing Date.
“Pre-Closing Estimated Purchase Price” shall have the meaning set forth in Section 2.02(a).
“Pre-Closing Taxable Period” means a taxable period, excluding a partial taxable period, that ends before the Closing Date.
“Pre-Closing VIF Amount” means the average of Milliman’s calculation of the VIF and Seller’s calculation of the VIF, as set forth on such party’s Interim VIF Report for the month preceding the month in which the Closing Date occurs, or such other amount as Buyer and Seller may mutually agree; provided that if either Buyer or Seller fails to timely deliver an Interim VIF Report in the month preceding the month in which the Closing Date occurs, and fails to cure such breach within two (2) Business Days after receipt of notice of such breach from the other party, the “Pre-Closing VIF Amount” shall be equal to the VIF as set forth in the Interim VIF Report of the other party that does timely deliver its Interim VIF Report.
“Purchase Price” shall have the meaning set forth in Section 2.02(a).
“Real Property Lease” shall have the meaning set forth in Section 5.18(b).

“Recapture Agreements” shall have the meaning set forth in the preliminary statements hereto.
“Recapture Payment” means, with respect to each Recapture Agreement and the 3-Wins Agreement Amendment, the amount set forth on the applicable line item under the heading “Recapture Payment” reflected on the Estimated Closing Recapture Settlement Statement, the Closing Date Recapture Settlement Statement or the Final Recapture Settlement Statement, as applicable.
“Recapture Settlement Statement Methodologies” means the methodologies, procedures, judgments, assumptions and estimates described on Schedule 1.01(e).
“Reference Date” means December 31, 2013.
“Reference Date Balance Sheet” means a pro forma balance sheet for HLIKK as of the Reference Date and prepared in accordance with the Agreed Accounting Principles, a copy of which is attached as Exhibit E hereto.
“Reference Date Net Worth” means $1,602,162,000.
“Reference Date VIF Amount” means $(19,873,000).
“Representative” of a Person means the directors, officers, employees, advisors, agents, auditors, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Restricted Period” means the period starting on the Closing Date and ending on the date that is thirty (30) months after the Closing Date.
“Restricted Territory” means Japan.
“Review Period” shall have the meaning set forth in Section 2.04(e).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.
“Seller” shall have the meaning set forth in the preamble hereto.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.
“Seller Fundamental Representations” shall have the meaning set forth in Section 14.01.
“Seller Guarantee” shall have the meaning set forth in Section 5.28(a).
“Seller Incentive Plan” shall have the meaning set forth in Section 9.01(c).
“Seller Indemnified Parties” shall have the meaning set forth in Section 13.02(a).

“Seller Names and Marks” shall have the meaning set forth in Section 8.07(a).
“Seller Party” means each Affiliate of Seller that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.
“Seller’s Group” shall mean any group of companies that file Tax Returns and computes income for Tax purposes on a combined, consolidated or unitary basis that includes Seller.
“Shares” shall have the meaning set forth in the preliminary statements hereto.
“Solvency Margin Ratio” shall mean the solvency margin ratio of HLIKK as determined in accordance with the IB Law.
“Specified Assumptions” means the actuarial, economic, expense, volatility and correlation assumptions used in connection with the production of the Specified Scenario Results, as listed on Schedule 1.01(h).
“Specified Scenario Results” shall have the meaning set forth in Section 5.30(a)(i).
“Straddle Period” means a taxable period that includes, but does not begin on, the Closing Date.
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.
“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.
“Third Party Claim” shall have the meaning set forth in Section 13.03(a).

“Trademark Assignment” means the trademark assignment to be entered into pursuant to Section 8.09 and which shall be in substantially the form set forth on Exhibit H.
“Trademark License Agreement” means the trademark license agreement to be entered into pursuant to Section 8.09 and which shall be substantially in the form set forth on Exhibit F.
“Trademarks” means trademarks, service marks, trade dress, logos and similar source identifiers, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.
“Transaction Agreements” means, collectively, this Agreement, the Indemnification Agreement and each of the agreements referred to in Section 3.05(d).
“Transition Services Agreement” means the Transition Services Agreement to be entered into pursuant to Section 8.09 and which shall, subject to Section 7.12, be substantially in the form set forth on Exhibit G.
“Unnecessary Scheduled Services” shall have the meaning set forth in Section 7.12(a)(ii).
“VIF” means an amount calculated in accordance with the VIF Calculation Principles equal to the value of the in force variable annuity business of HLIKK.
“VIF Adjustment” shall have the meaning set forth in Section 2.04(l).
“VIF Calculation Principles” means the methodologies, procedures, judgments, assumptions and estimates described on Schedule 1.01(g).
“VIF Data” means the data and information provided by or on behalf of HLIKK with respect to the in force variable annuity contracts issued by HLIKK that is used to calculate the Closing Date VIF Amount.
“VIF Escrow Account” means the escrow account established with the VIF Escrow Agent pursuant to the VIF Escrow Agreement.
“VIF Escrow Agent” shall have the meaning set forth in the definition of “VIF Escrow Agreement.”
“VIF Escrow Agreement” means an escrow agreement, upon the terms and in a form reasonably satisfactory to the parties, to be entered into among Buyer, Seller and an escrow agent mutually agreeable to the parties (the “VIF Escrow Agent”) in the event the VIF Escrow Amount is greater than zero (0).
“VIF Escrow Amount” means an amount equal to the excess, if any, of the Pre-Closing VIF Amount over Milliman’s calculation of the VIF as set forth on Buyer’s Interim VIF Report for the month preceding the month in which the Closing Date occurs.

ARTICLE II

PURCHASE AND SALE AND RECAPTURE TRANSACTIONS
Section 2.01    Purchase and Sale of the Shares and Entry into the Recapture Agreements. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the following transactions shall occur:
(a)    HLIKK and ILA shall enter into the ILA Recapture Agreements and the 3-Wins Reinsurance Agreement Amendment;
(b)    Simultaneously with the transactions contemplated by Section 2.01(a), HLIKK and HLIC shall enter into the HLIC Recapture Agreement;
(c)    Immediately after giving effect to the transactions contemplated by Section 2.01(a) and Section 2.01(b), (x) Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, other than Buyer Liens, and Buyer will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares and (y) each of the Assignment, Assumption, Hold Harmless and Indemnification Agreement, Trademark License Agreement, Transition Services Agreement and Trademark Assignment shall be executed and delivered;
(d)    Immediately after giving effect to the transactions contemplated by Section 2.01(c), (i) if not previously assigned, HLIKK shall assign to Buyer Reinsurer, and Buyer Reinsurer shall assume from HLIKK, all of HLIKK’s rights and obligations under the Berkshire Retrocession Agreement, and (ii) HLIKK shall cede the guarantee portion of all of its variable annuity contracts to Buyer Reinsurer pursuant to the Buyer Reinsurance Agreement; and
(e)    Simultaneously with, but after giving effect to, the transactions contemplated by Section 2.01(d), Buyer Reinsurer shall retrocede a portion of the variable annuity risk accepted from HLIKK to Berkshire pursuant to the Berkshire Retrocession Agreement.
Section 2.02    Purchase Price.
(a)    The purchase price for the Shares (the “Purchase Price”) is an amount in cash equal to $895,000,000 (the “Pre-Closing Estimated Purchase Price”), as adjusted pursuant to Section 2.03(a) and Section 2.04(l). The Purchase Price will be paid pursuant to the provisions of Section 2.03(a), Section 2.04(l), Section 2.05 and Section 3.02.
(b)    The aggregate amount payable by the Hartford Reinsurers to HLIKK in consideration for (i) the recapture of the guarantee portion of substantially all the variable annuity contracts written by HLIKK on or after April 1, 2005 pursuant to the ILA Recapture Agreements and the 3-Wins Reinsurance Agreement Amendment and (ii) the recapture of the fixed annuity contracts written by HLIKK pursuant to the HLIC Recapture Agreement are the Net Monthly Settlement Balances and the Recapture Payments. The Net Monthly Settlement Balances and the

Recapture Payments will be paid pursuant to the provisions of Section 2.03(c), Section 2.04(m), Section 2.04(n), Section 2.05 and Section 3.03.
Section 2.03    Payment at Closing.
(a)    At the Closing, Buyer will pay to Seller in accordance with Section 3.02 the Pre-Closing Estimated Purchase Price, which amount shall be adjusted and paid as follows: (i) if the sum of the Estimated Closing Date Net Worth and the Pre-Closing VIF Amount exceeds the sum of the Reference Date Net Worth and the Reference Date VIF Amount, the Pre-Closing Estimated Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess, (ii) if the sum of the Estimated Closing Date Net Worth and the Pre-Closing VIF Amount is less than the sum of the Reference Date Net Worth and the Reference Date VIF Amount, the Pre-Closing Estimated Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such difference, (iii) if, in connection with obtaining any Governmental Approval necessary for the Hartford Reinsurers and HLIKK to execute, deliver and perform, and consummate the transactions contemplated by, the Recapture Agreements and the 3-Wins Reinsurance Agreement Amendment, any applicable Governmental Authority requires any change to any Recapture Payment, then the Pre-Closing Estimated Purchase Price shall be (A) increased on a dollar-for-dollar basis by the amount of any such required increase in any such Recapture Payment or (B) decreased on a dollar-for-dollar basis by the amount of any such required decrease in any such Recapture Payment and (iv) the Pre-Closing Estimated Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of the VIF Escrow Amount, if any. The payment made pursuant to the preceding sentence will be subject to the Post-Closing Purchase Price Adjustment pursuant to the provisions of Section 2.04(l). In addition, at the Closing, Buyer shall deposit the VIF Escrow Amount, if any, into the VIF Escrow Account to disburse such amount to Buyer and/or Seller following the Closing pursuant to Section 2.04(l) and in accordance with the terms and conditions of the VIF Escrow Agreement.
(b)    Not less than seven (7) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer an estimated pro forma balance sheet for HLIKK as of the Effective Time in substantially the same form as the Reference Date Balance Sheet (the “Estimated Closing Pro Forma Balance Sheet”). The Estimated Closing Pro Forma Balance Sheet will be prepared in accordance with the Agreed Accounting Principles. During the seven (7) days immediately following the delivery of the Estimated Closing Pro Forma Balance Sheet, Seller and Buyer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of and any inaccuracies of any items reflected in the Estimated Closing Pro Forma Balance Sheet, and, if applicable, the estimated pro forma balance sheet for HLIKK as revised pursuant to such discussions between Seller and Buyer shall thereafter be deemed the “Estimated Closing Pro Forma Balance Sheet” for all purposes hereunder; provided, however, that if Buyer and Seller do not reach agreement with respect to any such corrections during such seven (7) day period for any reason, then the estimated pro forma balance sheet for HLIKK delivered by Seller pursuant to the first sentence of this Section 2.03(b) shall be the “Estimated Closing Pro Forma Balance Sheet” for all purposes hereunder and in no event shall any such disagreements prevent or delay the Closing.

(c)    Not less than seven (7) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a recapture settlement statement in substantially the same form included in the Recapture Settlement Statement Methodologies, which shall (x) set forth a calculation of Seller’s good faith estimate of (A) each Net Monthly Settlement Balance as of the Effective Time (each, an “Estimated Closing Date Net Monthly Settlement Balance”) and (B) each Recapture Payment as of the Effective Time (each, an “Estimated Closing Date Recapture Payment”), and (y) include a list of securities to be transferred to HLIKK, along with cash, in connection with the settlement pursuant to the HLIC Recapture Agreement, to be selected by Seller from the Eligible Recapture Assets, which list shall specify the Fair Market Value of each such Eligible Recapture Asset as of the last Business Day of the calendar month immediately preceding the month in which such statement is delivered (the “Estimated Closing Recapture Settlement Statement”). The Estimated Closing Recapture Settlement Statement will be prepared in accordance with the Recapture Settlement Statement Methodologies. During the seven (7) days immediately following the delivery of the Estimated Closing Recapture Settlement Statement, Seller and Buyer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of and any inaccuracies of any items reflected in the Estimated Closing Recapture Settlement Statement, and, if applicable, the recapture settlement statement as revised pursuant to such discussions between Seller and Buyer shall thereafter be deemed the “Estimated Closing Recapture Settlement Statement” for all purposes hereunder; provided, however, that if Buyer and Seller do not reach agreement with respect to any such corrections during such seven (7) day period for any reason, then the estimated recapture settlement statement delivered by Seller pursuant to the first sentence of this Section 2.03(c) shall be the “Estimated Closing Recapture Settlement Statement” for all purposes hereunder and in no event shall any such disagreements prevent or delay the Closing.. The Estimated Closing Date Net Monthly Settlement Balances and the Estimated Closing Date Recapture Payments will be paid to HLIKK at the Closing pursuant to the terms of the Recapture Agreements, the 3-Wins Reinsurance Agreement Amendment and Section 3.03, and will be subject to the Post-Closing Recapture Payment Adjustment and the Post-Closing Net Monthly Settlement Balance Adjustment pursuant to the provisions of Section 2.04(m) and Section 2.04(n), respectively. Not less than ten (10) Business Days prior to the Closing Date, Buyer will prepare and deliver to Seller a notice setting forth the amount of Japanese Yen cash and United States Dollars cash that HLIC shall be required to pay HLIKK in connection with the payment of the Recapture Payment pursuant to the HLIC Recapture Agreement to the extent the Fair Market Value of the securities included in the Eligible Recapture Assets to be transferred to HLIKK in connection with the payment of such Recapture Payment is less than the amount of such Recapture Payment.
Section 2.04    Adjustment to Payment at Closing.
(a)    Within ninety (90) days following the Closing Date, Buyer will prepare and deliver to Seller a balance sheet of HLIKK as of the Effective Time in substantially the same form as the Estimated Closing Pro Forma Balance Sheet (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet will be prepared in accordance with the Agreed Accounting Principles.
(b)    Within ninety (90) days following the Closing Date, Buyer will prepare and deliver to Seller a recapture settlement statement in substantially the same form as the Estimated Closing Recapture Settlement Statement, which shall (i) set forth a calculation of each Net Monthly

Settlement Balance as of the Effective Time (each, a “Closing Date Net Monthly Settlement Balance”) and the Recapture Payment with respect to the HLIC Recapture Agreement as of the Effective Time (the “Closing Date HLIC Recapture Payment”) and (ii) include a list of the Eligible Recapture Assets, including the amount of cash, transferred on the Closing Date to HLIKK in connection with the settlement pursuant to the HLIC Recapture Agreement, which list shall specify the Fair Market Value of each such Eligible Recapture Asset as of the Effective Time (the “Closing Date Recapture Settlement Statement”). The Closing Date Recapture Settlement Statement will be prepared in accordance with the Recapture Settlement Statement Methodologies.
(c)    Within ninety (90) days following the Closing Date, Buyer will prepare and deliver to Seller a report (the “Closing Date VIF Report”) setting forth Milliman’s calculation of the VIF as of the Effective Time calculated in accordance with the VIF Calculation Principles (the “Closing Date VIF Amount”).
(d)    If Buyer does not deliver the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement or the Closing Date VIF Report to Seller within ninety (90) days after the Closing Date, then, at the election of Seller, either (i) Seller may prepare and present the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement and Closing Date VIF Report within an additional ninety (90) days thereafter or (ii) if Seller elects not to prepare, then the Estimated Closing Balance Sheet, Estimated Closing Recapture Settlement Statement, Estimated Closing Date Net Monthly Settlement Balances, Estimated Closing Date Recapture Payments, Estimated Closing Date Net Worth and Pre-Closing VIF Amount will be deemed to be the Final Balance Sheet, Final Recapture Settlement Statement, Final Net Monthly Settlement Balances, Final HLIC Recapture Payment and Final Net Worth in accordance with Section 2.04(i) and the Final VIF Amount in accordance with Section 2.04(k). If Seller elects to prepare the Closing Date Balance Sheet, Closing Date Recapture Settlement Statement or Closing Date VIF Report in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.04 (other than those in Section 2.04(f), (h), (j), (l), or (m)) to Seller, on the one hand, and Buyer, on the other hand, will be deemed to be references to Buyer, on the one hand, and Seller, on the other hand, respectively. In connection with Buyer’s preparation of the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement and the Closing Date VIF Report, to the extent that Buyer or its Representatives do not have all relevant information in their possession, Buyer and its Representatives will be permitted to review Seller’s work papers and any work papers of Seller’s independent accountants relating to the preparation of the Estimated Closing Pro Forma Balance Sheet and the Estimated Closing Recapture Settlement Statement, and Seller will make reasonably available the individuals then in its employ, if any, responsible for and knowledgeable about the preparation of the Estimated Closing Pro Forma Balance Sheet and the Estimated Closing Recapture Settlement Statement in order to respond to the reasonable inquiries of Buyer; provided, however, that the independent accountants of Seller will not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(e)    During the sixty (60) day period immediately following Seller’s receipt of the Closing Date Balance Sheet, Closing Date Recapture Settlement Statement and the Closing Date VIF Report (the “Review Period”), Seller and its Representatives will be permitted to review

Buyer’s work papers and the work papers of Buyer’s independent accountants and Milliman relating to the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement and the Closing Date VIF Report, as well as all the books, records and other relevant information relating to the operations and finances of HLIKK with respect to the period up to and including the Effective Time, including the VIF Data, and Buyer will make reasonably available the individuals then in its or its Representatives’ (including Milliman’s) employ responsible for and knowledgeable about the information used in, and the preparation of, the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement and the Closing Date VIF Report in order to respond to the reasonable inquiries of Seller; provided, however, that the independent accountants of Buyer will not be obligated to make any work papers available to Seller unless and until Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Buyer and Seller shall, and Buyer shall cause Milliman to, each cooperate with each other in the preparation and review of the Closing Date VIF Report, including providing all relevant information relating to the operations and finances of HLIKK, including the VIF Data.
(f)    Buyer agrees that, following the Closing through the date that the Final Net Worth, Final Net Monthly Settlement Balances, Final HLIC Recapture Payment and Final VIF Amount become final and binding, it will not take any actions with respect to any accounting, books, records, policies or procedures on which the Financial Statements, the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement and the Closing Date VIF Report are based or, if applicable, on which the Final Balance Sheet, the Final Recapture Settlement Statement and the Final VIF Amount are to be based that would impede or delay the determination of the Closing Date Net Worth, the Final Net Worth, the Closing Date Net Monthly Settlement Balances, the Closing Date HLIC Recapture Payment, the Final Net Monthly Settlement Balances, the Final HLIC Recapture Payment, the Final VIF Amount or the preparation of the Notice of Disagreement, the Final Balance Sheet or the Final Recapture Settlement Statement in the manner and utilizing the methods contemplated by this Agreement.
(g)    Seller will notify Buyer in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if Seller disagrees with the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement or the Closing Date VIF Report. The Notice of Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and Seller’s determination of the amount of Closing Date Net Worth, the Closing Date Net Monthly Settlement Balances, the Closing Date HLIC Recapture Payment or the Closing Date VIF Amount, as applicable. If no Notice of Disagreement is received by Buyer prior to the expiration of the Review Period, then the Closing Date Balance Sheet and the Closing Date Recapture Settlement Statement will be deemed to have been accepted by Seller and will become final and binding upon the parties in accordance with Section 2.04(i) and the Closing Date VIF Report will be deemed to have been accepted by Seller and will become final and binding upon the parties in accordance with Section 2.04(k).
(h)    During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Seller and Buyer will seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.
(i)    If, at the end of the Consultation Period, Seller and Buyer have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement related to the Closing Date Balance Sheet, the Closing Date Recapture Settlement Statement or the VIF Data, then, except as otherwise provided in Section 2.04(k), Seller and Buyer will submit all such matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Closing Date Balance Sheet and the Closing Date Recapture Settlement Statement marked to indicate those line items and/or other information that are in dispute) to Ernst & Young LLP (as determined pursuant to this Section 2.04(i), the “Independent Accountant”). In the event that Ernst & Young LLP refuses or is otherwise unable to act as the Independent Accountant, the parties shall cooperate in good faith to appoint an independent and internationally recognized certified public accounting firm mutually agreeable to the parties, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant will make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items and other information in the Closing Date Balance Sheet or the Closing Date Recapture Settlement Statement, as applicable, and the determination of any dispute relating to the VIF Data, in each case, as to which Seller and Buyer disagree as set out in the Notice of Disagreement. With respect to each disputed line item in the Closing Date Balance Sheet or the Closing Date Recapture Settlement Statement, such determination, if not in accordance with the position of either Seller or Buyer, shall not be more favorable to Seller than the amounts advocated by Seller in the Notice of Disagreement or more favorable to Buyer than the amounts advocated by Buyer in the Closing Date Balance Sheet or the Closing Date Recapture Settlement Statement, as applicable, with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant’s review of the Closing Date Balance Sheet and the Closing Date Recapture Settlement Statement shall be limited to a determination of whether such document was prepared in accordance with the Agreed Accounting Principles or Recapture Settlement Statement Methodologies, respectively, and the Independent Accountant shall not review any line items or make any determination with respect to any matters not subject to a dispute in the Notice of Disagreement. The pro forma balance sheet of HLIKK (prepared in accordance with the Agreed Accounting Principles) and the determination of the Closing Date Net Worth and the recapture settlement statement (prepared in accordance with the Recapture Settlement Statement Methodologies) and the determination of the Closing Date Net Monthly Settlement Balances and the Closing Date HLIC Recapture Payment, as determined either through (i) failure to timely deliver a Notice of Disagreement pursuant to Section 2.04(g), (ii) agreement of the parties pursuant to Section 2.04(a) or 2.04(h) or (iii) through the action of the Independent Accountant pursuant to this Section 2.04(i), are, in each case of clauses (i) – (iii), final and binding on the parties and are referred to as the “Final Balance Sheet”, the “Final Net Worth”, the “Final Recapture Settlement Statement”, the “Final Net Monthly Settlement Balances” and the “Final HLIC Recapture Payment”, respectively.
(j)    The cost of the Independent Accountant’s review and determination will be shared equally by Seller, on the one hand, and Buyer, on the other hand. During the review by the Independent Accountant, Buyer and Seller will each make available to the Independent Accountant interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations in Section 2.04(i); provided, however, that the independent accountants of Seller or Buyer will not be obligated to make any work papers available to the Independent Accountant unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(k)    If, at the end of the Consultation Period, or such later time as the Independent Accountant has made a determination with respect to any dispute regarding any VIF Data pursuant to Section 2.04(i), Seller and Buyer have been unable to resolve any differences that they may have with respect to the determination of the Closing Date VIF Amount, then, other than with respect to a dispute regarding the VIF Data, Seller and Buyer shall (i) jointly engage Oliver Wyman (as determined pursuant to this Section 2.04(k), the “Independent Actuary”) to calculate the Closing Date VIF Amount, (ii) cause the Model Escrow Agent to deliver the copy of the Agreed Model deposited with the Model Escrow Agent to the Independent Actuary and (iii) instruct the Independent Actuary to use such Agreed Model in its calculation of the Final VIF Amount pursuant to this Section 2.04(k). In the event that Oliver Wyman refuses or is otherwise unable to act as the Independent Actuary, the parties shall cooperate in good faith to appoint an independent and internationally recognized independent actuary or investment banking firm mutually agreeable to the parties, in which event “Independent Actuary” shall mean such firm. Buyer (and Milliman on behalf of Buyer) and Seller shall each have the opportunity to consult with the Independent Actuary regarding its calculation of the Closing Date VIF Amount; provided, however, neither party shall communicate with the Independent Actuary with respect to such matters unless it consults with the other party in advance and gives the other party the opportunity to participate in such communication. Within thirty (30) days after the submission of such matters to the Independent Actuary, or as soon as practicable thereafter, the Independent Actuary will deliver to Buyer and Seller a report (the “Final VIF Report”) setting forth the Independent Actuary’s final calculation of the Closing Date VIF Amount in accordance with the VIF Calculation Principles, and, if applicable, using the VIF Data as finally determined by the Independent Accountant pursuant to Section 2.04(i) (the “Final VIF Amount”), which amount shall not be more favorable to Seller than the amount advocated by Seller in the Notice of Disagreement or more favorable to Buyer than the amount advocated by Buyer in the Closing Date VIF Report. The Final VIF Report and the Final VIF Amount shall be final and binding on the parties. The cost of the Independent Actuary’s review and determination will be shared equally by Seller, on the one hand, and Buyer, on the other hand.
(l)    The “Post-Closing Purchase Price Adjustment” will be an adjustment to the Purchase Price equal to the sum of (i) the Final Net Worth minus the Estimated Closing Date Net Worth (the “Net Worth Adjustment”) and (ii) the Final VIF Amount minus Milliman’s calculation of the VIF as set forth on Buyer’s Interim VIF Report for the month preceding the month in which the Closing Date occurs (the “VIF Adjustment”). If the Post-Closing Purchase Price Adjustment is a positive amount, then (i) if the Post-Closing Purchase Price Adjustment is greater than the amount of funds in the VIF Escrow Account, (x) the parties shall instruct the VIF Escrow Agent to disburse all of the funds held in the VIF Escrow Account, if any, to Seller in the manner and within the time period required by Section 2.05(a) and (y) Buyer will pay in cash to Seller the remaining portion of the Post-Closing Purchase Price Adjustment in accordance with Section 2.05(a) and (ii)

if the amount of funds in the VIF Escrow Account is greater than the Post-Closing Purchase Price Adjustment, then (x) the parties shall instruct the VIF Escrow Agent to disburse funds in an amount equal to the Post-Closing Purchase Price Adjustment to Seller in the manner and within the time period required by Section 2.05(a) and (y) the parties shall instruct the VIF Escrow Agent to disburse the remaining portion of the funds in the VIF Escrow Account to Buyer. If the Post-Closing Purchase Price Adjustment is a negative amount, then Seller will pay in cash to Buyer an amount equal to the absolute value of the Post-Closing Purchase Price Adjustment and (ii) the parties shall instruct the VIF Escrow Agent to disburse all of the funds held in the VIF Escrow Account to Buyer. Any such payment will be made within two (2) Business Days after the Post-Closing Purchase Price Adjustment is determined, together with interest thereon at the Interest Rate calculated and payable in accordance with Section 2.05.
(m)    The “Post-Closing Recapture Payment Adjustment” will be an adjustment to the Recapture Payment with respect to the HLIC Recapture Agreement equal to the Final HLIC Recapture Payment minus the aggregate Fair Market Value, as of the Effective Time, of the Eligible Recapture Assets, including the amount of cash included therein, transferred to HLIKK in connection with the settlement pursuant to the HLIC Recapture Agreement, as finally determined in accordance with Section 2.04(i). If the Post-Closing Recapture Payment Adjustment is positive, then Seller shall cause HLIC to pay in cash to HLIKK an amount equal to the Post-Closing Recapture Payment Adjustment. If the Post-Closing Recapture Payment Adjustment is negative, then Buyer shall cause HLIKK to pay in cash to HLIC an amount equal to the absolute value of the Post-Closing Recapture Payment Adjustment. Any such payment will be paid within two (2) Business Days after the Final HLIC Recapture Payment and the aggregate Fair Market Value, as of the Effective Time, of the Eligible Recapture Assets transferred to HLIKK in connection with the settlement pursuant to the HLIC Recapture Agreement are determined, together with interest thereon at the Interest Rate calculated and payable in accordance with Section 2.05.
(n)    The “Post-Closing Net Monthly Settlement Balance Adjustment” with respect to each of the Recapture Agreements and the 3-Wins Reinsurance Agreement Amendment will be an amount equal to the applicable Final Net Monthly Settlement Balance minus the applicable Estimated Closing Date Net Monthly Settlement Balance. If any such Post-Closing Net Monthly Settlement Balance Adjustment is positive, then Buyer shall cause HLIKK to pay in cash to the applicable Hartford Reinsurer an amount equal to such Post-Closing Net Monthly Settlement Balance Adjustment. If any such Post-Closing Net Monthly Settlement Balance Adjustment is negative, then Seller shall cause the applicable Hartford Reinsurer to pay in cash to HLIKK an amount equal to the absolute value of such Post-Closing Net Monthly Settlement Balance Adjustment. Any such payments will be paid within two (2) Business Days after the applicable Final Net Monthly Settlement Balance is determined, together with interest thereon at the Interest Rate calculated and payable in accordance with Section 2.05.
(o)    The final determinations of the Independent Accountant pursuant to Section 2.04(i) and the Independent Actuary pursuant to Section 2.04(k) shall be expert determinations under New York Law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Accountant pursuant to Section 2.04(i) and the Independent Actuary pursuant to Section 2.04(k), including enforcement of such final determinations, shall be resolved by arbitration in accordance with Section 14.11.
Section 2.05    Payments and Computations.
(a)    Each party will make each payment due to the other party to this Agreement pursuant to this Article II as early as practicable on the day when due. All payments will be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment no later than five (5) Business Days preceding the date of payment. All computations of interest will be at the Interest Rate on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will be included in the computation of payment of interest.
(b)    Except as otherwise expressly set forth herein, for purposes of this Agreement, including this Article II, the currency of payments to be made in this Agreement and the methodologies for the conversion of currencies shall be as set forth in Schedule 2.05.
ARTICLE III
THE CLOSING
Section 3.01    Closing. (i) On the first Business Day of the month following the month in which the conditions set forth in Section 11.01 and Section  11.02 hereof have been satisfied or waived, provided that such conditions have been satisfied or waived at least three (3) Business Days prior to the last calendar day of such month, (ii) where the conditions set forth in Section 11.01 and Section 11.02 hereof have not been satisfied or waived within three (3) Business Days of the last calendar day of a month, on the first Business Day of the second (2nd) month following the month in which the conditions set forth in Section 11.01 and Section 11.02 hereof have been satisfied or waived, or (iii) on such other date as Seller and Buyer may mutually agree in writing, the transactions contemplated by this Agreement will take place at a closing (the “Closing”) which will be held at 10:00 a.m. Tokyo time at the offices of Nishimura & Asahi, 1-12-32 Akasaka, Minato-ku, Tokyo 107-6029, Japan, or such other place as Seller and Buyer may agree in writing (the date on which the Closing takes place being the “Closing Date”) and shall be effective as of the Effective Time.
Section 3.02    Payment. At the Closing, subject to any Post-Closing Adjustments set forth in Section 2.04, Buyer shall (i) make a wire transfer of immediately available funds in the amount specified in Section 2.03(a), without withholding or deduction, to a bank account designated by Seller (the wire transfer instructions with respect to which Seller shall deliver to Buyer at least five (5) Business Days prior to the Closing) and (ii) deposit the VIF Escrow Amount, if any, into the VIF Escrow Account to disburse such amount to Buyer and/or Seller following the Closing pursuant to Section 2.04(l) and in accordance with the terms and conditions of the VIF Escrow Agreement.

Section 3.03    Recapture Transactions. At the Closing, in accordance with each Recapture Agreement and the 3-Wins Reinsurance Agreement Amendment, Seller shall cause the Hartford Reinsurers to transfer to HLIKK cash and, if applicable, other Eligible Recapture Assets with an aggregate Fair Market Value equal to the Estimated Net Monthly Settlement Balance and the Estimated Closing Date Recapture Payment with respect to each such Recapture Agreement and 3-Wins Reinsurance Agreement Amendment as determined pursuant to Section 2.03(c) to an account of HLIKK designated by Seller at least five (5) Business Days prior to the Closing.
Section 3.04    Buyer’s Additional Closing Date Deliveries. To further document the transactions contemplated by this Agreement, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller:
(a)    duly executed counterparts of each of the following agreements or instruments to which Buyer or any Buyer Party is a party:
(i)    the Transition Services Agreement;
(ii)    the Trademark License Agreement; and
(iii)    the Assignment, Assumption, Hold Harmless and Indemnification Agreement;
(b)    the certificate referred to in Section 11.01(a)(iii);
(c)    written appointments of individuals replacing each person set forth on a schedule to be prepared and delivered by Buyer to Seller no later than fifteen (15) days prior to the Closing Date as directors or corporate auditors of HLIKK, effective as of the Effective Time;
(d)    evidence of all approvals, consents and waivers that have been obtained by Buyer and its Affiliates and its and their Representatives by Closing, pursuant to Section 7.03;
(e)    a certificate of the Representative Director of Buyer certifying (i) that attached thereto is a true and complete copy of the certificate of resolution of Buyer stating that the board of directors of Buyer has authorized the purchase of the Shares and the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Buyer is a party and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Agreements to which Buyer is a party, and the other documents, instruments and certificates to be delivered thereunder;
(f)    a certificate of the Representative Executive Officer of Buyer Parent certifying (i) that attached thereto is a true and complete copy of the certificate of resolution of Buyer Parent stating that the investment committee of Buyer Parent has authorized the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Buyer Parent is a party and (ii) the names and signatures of the officers of Buyer Parent authorized to sign this Agreement, the other Transaction Agreements to which Buyer Parent is a party, and the other documents, instruments and certificates to be delivered thereunder; and

(g)    such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
Section 3.05    Seller’s Additional Closing Date Deliveries. To further document the transactions contemplated by this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer:
(a)    one or more original stock certificates representing the Shares;
(b)    a shareholder registry entry change request letter (kabunushi meibo meigi kakikae seikyu syo) for the Shares, signed by Seller;
(c)    a certified copy of the articles of incorporation (teikan) of HLIKK, with such copy to be certified by the representative director of HLIKK;
(d)    counterparts of each of the following agreements or instruments to which Seller or any Seller Party is a party:
(i)    the Transition Services Agreement;
(ii)    the Trademark License Agreement;
(iii)    the Recapture Agreements;
(iv)    the Assignment, Assumption, Hold Harmless and Indemnification Agreement;
(v)    the Trademark Assignment;
(vi)    the 3-Wins Reinsurance Agreement Amendment; and
(vii)    the 3-Wins Trust Agreement;
(e)    the certificate referred to in Section 11.02(a)(iii);
(f)    written resignations of each of the directors and corporate auditors of HLIKK set forth on the schedule to be prepared and delivered by Buyer pursuant to Section 3.04(c), effective as of the Effective Time;
(g)    evidence reasonably satisfactory to Buyer that all obligations of HLIKK under all currency swaps, interest rate swaps, or other hedging or similar arrangements have been terminated and that no further amounts are due and owing by HLIKK pursuant to thereto;
(h)    a certificate of the Secretary of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the sale of the Shares and the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Seller is a party and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the other Transaction Agreements to which Seller is a party, and the other documents, instruments and certificates to be delivered thereunder;
(i)    a certificate of the representative director of HLIKK certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of HLIKK approving the transfer of the Shares and authorizing the execution, delivery and performance of the Transaction Agreements to which HLIKK is a party and (ii) the names and signatures of the officers of HLIKK authorized to sign the Transaction Agreements to which HLIKK is a party, and the other documents, instruments and certificates to be delivered thereunder;
(j)    evidence of all approvals, consents and waivers that have been obtained by Seller and its Affiliates and its and their Representatives by Closing, pursuant to Section 7.03; and
(k)    such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
Section 4.01    Incorporation and Authority of Seller.
(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Seller Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized.
(b)    Each of Seller and each Seller Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Seller and each Seller Party of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and each Seller Party of the transactions contemplated by, and the performance by Seller and each Seller Party of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Seller and each Seller Party, and no other corporate or other proceedings on the part of such party are necessary to authorize any of the foregoing. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller and each Seller Party is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller and each Seller Party, and this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which Seller and each Seller Party is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of Seller and each Seller Party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.02    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as set forth in Section 4.02 of the Seller Disclosure Schedule and except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller, any Seller Party or HLIKK of, and the consummation by Seller, any Seller Party or HLIKK of the transactions contemplated by, the Transaction Agreements to which Seller, any Seller Party or HLIKK is or will be a party do not and will not (a) violate or conflict with the organizational documents of Seller, any Seller Party or HLIKK, (b) in any material respect, violate or conflict with any Law or other Governmental Order applicable to Seller, any Seller Party or HLIKK or by which any of them or any of their respective properties or assets is bound or subject, or (c) result in any material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, acceleration or cancellation of, or give rise to any loss of any material benefit with respect to, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Seller, any Seller Party or HLIKK pursuant to any Material Contract.
Section 4.03    Consents and Approvals. Except as set forth in Section 4.03 of the Seller Disclosure Schedule, or as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution and delivery by Seller, any Seller Party or HLIKK of the Transaction Agreements to which Seller, any Seller Party or HLIKK is or will be a party do not, and the performance by Seller, any Seller Party or HLIKK of, and the consummation by Seller, any Seller Party or HLIKK of the transactions contemplated by, such Transaction Agreements will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”), to be obtained or made by Seller, any Seller Party or HLIKK the failure to obtain or make any or all of which would reasonably be expected to materially impair or delay the ability of any of Seller or the Seller Parties to perform their obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
Section 4.04    Absence of Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened against Seller which seeks to, or would reasonably be expected to, prevent or delay Seller or any Seller Party from consummating the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
REGARDING HLIKK AND THE BUSINESS

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
Section 5.01    Incorporation and Authority of HLIKK.
(a)    HLIKK is a corporation duly incorporated and validly existing under the Laws of Japan and has the requisite corporate power and authority to operate its business as now conducted.
(b)    HLIKK has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is or will be a party. The execution and delivery by HLIKK of the Transaction Agreements to which it is or will be a party, and the consummation by HLIKK of the transactions contemplated by, and the performance by HLIKK of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of HLIKK. Upon execution and delivery of the Transaction Agreements to which HLIKK is or will be a party, such Transaction Agreements will be duly executed and delivered by HLIKK, and (assuming due authorization, execution and delivery by each other party to such Transaction Agreements) such Transaction Agreements will constitute, the legal, valid and binding obligation of HLIKK, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    A true and correct copy of the articles of incorporation (teikan) of HLIKK is attached as Section 5.01(c) of the Seller Disclosure Schedule.
Section 5.02    Capital Structure of HLIKK; Ownership and Transfer of the Shares.
(a)    Section 5.02(a) of the Seller Disclosure Schedule sets forth (i) the authorized Capital Stock of HLIKK and (ii) the number of shares of each class or series of Capital Stock of HLIKK that are issued and outstanding, together with the registered holder thereof. Except as set forth in Section 5.02(a) of the Seller Disclosure Schedule, there are no shares of Capital Stock of HLIKK issued and outstanding. All the outstanding shares of Capital Stock of HLIKK have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate HLIKK to issue, sell, purchase, return or redeem any of its Capital Stock or securities convertible into or exchangeable for any of its Capital Stock, and there are no shares of Capital Stock of HLIKK reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of HLIKK.
(b)    Seller has the sole beneficial ownership of and good and valid title to all of the outstanding Capital Stock of HLIKK, and Seller will deliver to Buyer at Closing valid title to such Capital Stock, free and clear of all Liens, other than any Liens arising as a result of this Agreement.
(c)    Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Capital Stock of HLIKK.
(d)    Except as set forth on Section 5.02(d) of the Seller Disclosure Schedule, HLIKK has no Subsidiaries.
Section 5.03    Financial Information; Absence of Undisclosed Liabilities.
(a)    Section 5.03(a)(i) of the Seller Disclosure Schedule sets forth the audited and unaudited balance sheets of HLIKK as at the indicated dates and the related audited and unaudited statements of income of HLIKK for the indicated periods (collectively, the “Financial Statements”). Except as set forth in Section 5.03(a)(ii) of the Seller Disclosure Schedule, each of the Financial Statements has been prepared in accordance with Japanese GAAP consistently applied (subject to the omission of notes and normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by HLIKK and presents fairly, in all material respects, the financial position and results of operations and cash flows of HLIKK as at the respective dates and for the respective periods indicated, in accordance with Japanese GAAP consistently applied.
(b)    HLIKK maintains a system of internal accounting controls adequate to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with Japanese GAAP consistently applied and Legal Requirements, (ii) that HLIKK maintains no off balance sheet accounts, and (iii) that access to HLIKK’s assets is permitted only in accordance with management’s authorization.
(c)    Except as set forth in Section 5.03(c) of the Seller Disclosure Schedule or in the Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business since June 30, 2013, there are no liabilities or obligations of HLIKK of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be reflected on a balance sheet prepared in accordance with Japanese GAAP consistently applied.
(d)    The information set forth in Section 5.03(d) of the Seller Disclosure Schedule represents in all material respects financial information with respect to HLIKK that is aggregated and included in HFSG’s U.S. GAAP audited balance sheet as of the dates referred to in Section 5.03(d) of the Seller Disclosure Schedule. HLIKK maintains a system of internal accounting controls adequate to provide reasonable assurances regarding the reliability of the financial reporting and preparation of the information set forth in Section 5.03(d) of the Seller Disclosure Schedule.
Section 5.04    Absence of Certain Changes. Except as set forth in Section 5.04 of the Seller Disclosure Schedule or as contemplated by this Agreement, from June 30, 2013 to the date of this Agreement, HLIKK has conducted the Business in the ordinary course, and there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.
Section 5.05    Absence of Litigation.
(a)    Except as set forth in Section 5.05 of the Seller Disclosure Schedule there are no Actions (other than individual claims under policies and certificates of insurance within applicable policy limits) pending or, to the Knowledge of Seller, threatened in writing against HLIKK.
(b)    There are no Actions pending or, to the Knowledge of Seller, threatened in writing against Seller or HLIKK that question the validity of, or seek injunctive relief with respect to, any of the Transaction Agreements, or which would reasonably be expected to have a material adverse effect on the ability or the right of Seller, any Seller Party or HLIKK to enter into and consummate any of such Transaction Agreements.
Section 5.06    Compliance with Laws.
(a)    Except as set forth in Section 5.06(a) of the Seller Disclosure Schedule, from January 1, 2011, HLIKK has not been in material violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses.
(b)    Except as set forth in Section 5.06(b) of the Seller Disclosure Schedule, HLIKK is not a party to, or bound by, any Governmental Order applicable to it or its assets, properties or businesses.
Section 5.07    Governmental Licenses and Permits.
(a)    HLIKK owns, holds or possesses all material governmental qualifications, registrations, licenses, permits or authorizations that are necessary for it to conduct the Business and to own or use its assets and properties, as such Business, assets and properties are currently conducted, owned and used (collectively, the “Permits”).
(b)    Except as set forth in Section 5.07 of the Seller Disclosure Schedule, (i) all Permits are valid and in full force and effect, (ii) HLIKK is not in default or violation, in any material respect, of any of the Permits, and (iii) HLIKK is not the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Permit. Subject to obtaining the consents set forth in Section 4.03 of the Seller Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.
Section 5.08    Intellectual Property.
(a)    Section 5.08(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all registrations, issuances, filings and applications for all Intellectual Property owned by HLIKK and all trademarks which will be assigned from HLIC and HFIC to HLIKK under the Trademark Assignment Agreement (collectively, the “Company Owned IP”). Section 5.08(a)

(ii) of the Seller Disclosure Schedule sets forth a true and complete list of all Seller Names and Marks and Intellectual Property licensed to HLIKK by HFIC (the “HFIC Licensed IP”). The trademarks listed on Section 5.08(a)(i), Section 5.08(a)(ii) and Section 5.08(a)(iii) of the Seller Disclosure Schedule include a true, accurate, and complete list of registered trademarks which HLIKK currently uses as the name or as a part of the name of its insurance products.
(b)    HLIKK is the sole owner of the Company Owned IP (or, with respect to the trademarks to be assigned pursuant to the Trademark Assignment Agreement, will be the sole owners of such trademarks as of the Closing Date) and there exist no material restrictions on the disclosure, use, license or transfer of the Company Owned IP.
(c)    HFIC (i) has all legal, equitable, registered and beneficial rights, title and interest in and to the HFIC Licensed IP, such that HFIC is able to license to HLIKK, free and clear of any liens or encumbrances thereon, the HFIC Licensed IP, and (ii) has obtained all necessary consents, waivers, authorizations, or approvals required for the delivery and performance by it of its obligations under the Trademark License Agreement.
(d)    From January 1, 2011, to the Knowledge of Seller, HLIKK has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect.
(e)    HLIKK’s use of the Company Owned IP and HFIC Licensed IP prior to the Closing does not, and HLIKK’s ownership of the Company Owned IP and license to the HFIC Licensed IP immediately after the Closing will not, violate any relevant Laws or infringe or otherwise violate any Intellectual Property rights of any Person in any material respect.
(f)    Except as set forth on Section 5.08(f) of the Seller Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending against, or to the Knowledge of Seller, threatened against, HLIKK (i) based upon, or challenging or seeking to deny or restrict, the rights of HLIKK in any of the Company Owned IP or HFIC Licensed IP, or, before the Closing Date, Sub-Licensed IP, (ii) alleging that the use of any Company Owned IP or HFIC Licensed IP, or, before the Closing Date, Sub-Licensed IP or any services provided, processes used or products manufactured, imported, offered for sale or sold by HLIKK does or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property rights of any Person, or (iii) alleging that HLIKK has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.
(g)    None of the Company Owned IP or HFIC Licensed IP, or, before the Closing Date, Sub-Licensed IP material to the conduct of the business of HLIKK, taken as a whole, has been adjudged invalid or unenforceable in whole or part, and to the Knowledge of Seller, all such Company Owned IP rights and SP Licensed IP rights are, and, before the Closing Date, Sub-Licensed IP rights were, are valid and enforceable.
(h)    To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Company Owned IP or HFIC Licensed IP, or, before the Closing Date, Sub-Licensed IP in any material respect. HLIKK has taken commercially reasonable steps to maintain the confidentiality of all Intellectual Property of HLIKK, taken as a whole, the value of which to HLIKK is contingent upon maintaining the confidentiality thereof.
(i)    HLIKK takes commercially reasonable actions to protect the confidentiality, integrity and security of all material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices.
(j)    This Section 5.08 contains the sole and exclusive representations and warranties pertaining to Intellectual Property.
Section 5.09    Environmental Matters. Except as set forth in Section 5.09 of the Seller Disclosure Schedule, HLIKK has not received a written notice, request for information, claim or demand from any Governmental Authority or third party alleging liability in connection with the violation of any Environmental Law, there are no material judicial or administrative proceedings pending or threatened arising under or relating to an Environmental Law, and since January 1, 2011, HLIKK is and has been in compliance in all material respects with any applicable Environmental Laws. This Section 5.09 contains the sole and exclusive representations and warranties pertaining to environmental matters, Environmental Laws and Hazardous Materials.
Section 5.10    Material Contracts.
(a)    Section 5.10(a) of the Seller Disclosure Schedule lists each in force written contract, agreement, instrument or other legally binding and enforceable commitment to which HLIKK is a party or is otherwise subject as of the date hereof (other than Benefit Plans, Real Property Leases, Reinsurance Agreements or insurance policies and insurance certificates issued by HLIKK), that:
(i)    involved aggregate payments by or on behalf of HLIKK in excess of ¥30,000,000 during the twelve (12) months ended December 31, 2013, or the delivery by HLIKK of goods or services with a fair market value in excess of ¥30,000,000 during the twelve (12) month period ended December 31, 2013;
(ii)    involved receipt of payments by or on behalf of HLIKK in excess of, or any property with a fair market value in excess of, ¥30,000,000 during the twelve (12) month period ended December 31, 2013;
(iii)    has a non-affiliated Person license (as licensor or licensee) material Intellectual Property to or from HLIKK involving aggregate payments in connection with the Business in excess of ¥30,000,000 during the twelve (12) month period ended December 31, 2013;
(iv)    is a Distribution Contract with any Material Distributor;

(v)    contains covenants limiting the ability of HLIKK in any material respect (taken as a whole) to engage in any line of business or to compete with any Person;
(vi)    is with any Affiliate of HLIKK, Seller, or any Affiliate of Seller;
(vii)    creates a material partnership, joint venture or similar arrangement;
(viii)    relates to (A) indebtedness incurred by HLIKK, (B) a guarantee by any Person of indebtedness, liabilities or obligations of HLIKK or (C) a guarantee by HLIKK of indebtedness, liabilities or obligations of any Person;
(ix)    is for the sale of any material asset of HLIKK or the grant of any preferential rights to purchase any such material asset, other than any such agreements providing for the acquisition or disposition of any investment assets in the ordinary course of business; or
(x)    obligates HLIKK to conduct any business on an exclusive basis with any Person;

(each of (i)-(x), a “Material Contract”), provided, that Material Contracts shall not include the ILA Reinsurance Agreements and the HLIC Reinsurance Agreement or any contract of insurance issued by HLIKK.
(b)    Except as set forth in Section 5.10(b) of the Seller Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of HLIKK, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against HLIKK, and, to the Knowledge of Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), and neither HLIKK nor, to the Knowledge of Seller, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). As of the date hereof, HLIKK has not received any written notice of termination or cancellation under any Material Contract.
Section 5.11    Affiliate Transactions. Section 5.11 of the Seller Disclosure Schedule sets forth a true and correct list of all material contracts, agreements, leases, licenses and other instruments (whether or not reduced to writing) between HLIKK, on the one hand, and Seller or any Affiliate of Seller, on the other hand (collectively, “Intercompany Agreements”).

Section 5.12    Employee Benefits; Employees.
(a)    Current, true, correct, and complete (i) copies of all work rules (shugyo kisoku), and (ii) summaries of all incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, congratulatory and condolence pay, commission pay, Zaikei plans, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, policies, agreements, arrangements and practices, in each case established or maintained by HLIKK or to which HLIKK contributed or is obligated to contribute thereunder, for the benefit of any of the Employees or any former employees of HLIKK (collectively, the “Benefit Plans”) have been made available or delivered by Seller to Buyer. Section 5.12(a) of the Seller Disclosure Schedule sets forth a current, true, correct and complete list of all Benefit Plans. Except as set forth on Section 5.12(a) of the Seller Disclosure Schedule, HLIKK does not have any intention or commitment to create any additional Benefit Plans.
(b)    Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such Benefit Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities, other than any non-compliance that individually and in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.
(c)    (i) HLIKK is not a party to any written collective bargaining agreements (roudoukyoyaku) and (ii) there is no pending or, to the Knowledge of Seller, threatened (A) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; (B) grievance, arbitration, administrative hearing, or claim of unfair labor practice; (C) claim of wrongful discharge, claim of employment discrimination, claim of sexual harassment or other employment dispute of any nature against HLIKK; or (D) any labor disputes, work stoppages, requests for representation, pickets, or work slow-downs.
(d)    HLIKK (i) is and has been in compliance with all applicable employment Laws and work rules (shugyo kisoku); and (ii) is not and has not been (individually or collectively in any respect) liable for any arrears of wages, including those which may be accrued by inappropriate treatment of managers (kanri-kantokusha), or other compensation or benefits, including all vacations or vacation pay, sick days or sick pay and bonuses, or any taxes or penalties for failure to comply with any of the foregoing, in each case except for such liability as has not had and would not reasonably be expected to have a Company Material Adverse Effect;
(e)    Except as set forth in Section 5.12(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee of HLIKK to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plans.

(f)    This Section 5.12 contains the sole and exclusive representations and warranties pertaining to employee benefit matters.
Section 5.13    Insurance Issued by HLIKK. Except as set forth in Section 5.13 of the Seller Disclosure Schedule:
(a)    All insurance contract benefits due and payable by or on behalf of HLIKK have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which HLIKK believes there is a reasonable basis to contest payment;
(b)    All policy forms (futsu hoken yakkan) issued by HLIKK and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto, where required by the IB Law, have been approved by, or filed with and not objected to by, the FSA, subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect, and all such forms comply in all material respects with, and have been administered in all material respects with, the IB Law;
(c)    Any rates of HLIKK that are required under the IB Law to be filed with or approved by the FSA, have been so filed or approved, and the rates used by HLIKK conform in all respects thereto subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect;
(d)    The insurance contracts of HLIKK have been marketed, sold and issued in compliance, in all material respects, with applicable Law;
(e)    HLIKK is in material compliance with, and adheres to in all material respects, all insurance contract handling manuals and other underwriting guidelines applicable to HLIKK;
(f)    HLIKK does not conduct any business outside Japan for which an insurance license would be required, and HLIKK does not underwrite or market insurance products outside of Japan; and
(g)    This Section 5.13 contains the sole and exclusive representations and warranties related to insurance contracts or policies issued by HLIKK.
Section 5.14    Reinsurance. Section 5.14 of the Seller Disclosure Schedule sets forth a true and correct list of all reinsurance agreements to which HLIKK is a party and has any existing material rights or material obligations, each of which treaties and agreements is a legal, valid and binding obligation of HLIKK and, to the Knowledge of Seller, each other party thereto, and is enforceable against HLIKK, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)), and neither HLIKK nor, to the Knowledge of Seller, any of the other parties thereto is in material default or material breach or has failed to perform any material obligation under any such reinsurance treaty or agreement, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). Except as set forth in Section 5.14 of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened Actions with respect to any reinsurance treaties or agreements set forth on Section 5.14 of the Seller Disclosure Schedule. Neither HLIKK nor, to the Knowledge of Seller, any other Seller Party, has received any written notice from any reinsurer party to any such reinsurance treaty or agreement or from any agent, broker or reinsurance intermediary to the effect that (i) the financial condition of any reinsurer party to any such reinsurance treaty or agreement is materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there is a dispute with respect to any material amounts recoverable or payable by HLIKK pursuant to any such reinsurance treaty or agreement or (iii) any amount of reinsurance ceded by HLIKK will be uncollectible or otherwise defaulted upon. All reinsurance premiums due and payable under such reinsurance treaties or agreements have been paid in full.
Section 5.15    Distributors and Brokers. Except as set forth in Section 5.15 of the Seller Disclosure Schedule, to the Knowledge of Seller, since January 1, 2011, each insurance agent (hoken bosyu-nin), third party administrator, broker (hoken nakadachi nin), reinsurance intermediary, producer and distributor (boshu dairiten) that wrote, sold, produced, solicited, serviced or managed insurance business for HLIKK (each, a “Distributor”), at the time such Person wrote, sold, produced, solicited, serviced or managed such business, was duly licensed as required by Law (for the type of business written, sold, produced, solicited, serviced or managed on behalf of HLIKK), and to the Knowledge of Seller, no Distributor is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale, production, administration, solicitation, service or management of insurance business for HLIKK, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Distributor nor any Affiliate of any Distributor has any right to receive any payment from HLIKK with respect to any insurance contract issued by HLIKK except pursuant to a written agreement with HLIKK and in compliance with Law in all material respects. Except as set forth in Section 5.15 of the Seller Disclosure Schedule, all commission payments paid to current or former Distributors were paid in accordance with applicable Law, and there are no outstanding, or to the Knowledge of Seller, threatened, disputes with current or former Distributors concerning commission payments. Except as set forth on Section 5.15 of the Seller Disclosure Schedule, no Distributor has binding authority on behalf of HLIKK.
Section 5.16    Investment Assets; Eligible Recapture Assets. Seller has made available to Buyer a true and correct list of all investment assets owned by, or held in trust for the benefit of, HLIKK, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives as of March 31, 2014 (“Investment Assets”), as well as the cost of each Investment Asset. Except as set forth in

Section 5.16 of the Seller Disclosure Schedule, HLIKK, or a trustee acting on HLIKK’s behalf, has valid title to all Investment Assets and the Hartford Reinsurers have valid title to all Eligible Recapture Assets, free and clear of any Liens other than Permitted Liens. Except as set forth on Section 5.16 of the Seller Disclosure Schedule, none of the Investment Assets is in default in the payment of principal, interest or dividends, nor is any Investment Asset on any internal watch or impairment list prepared by HLIKK or any of its Affiliates.
Section 5.17    Insurance. Seller or its Affiliates, with respect to HLIKK, maintain the insurance policies and coverages set forth in Section 5.17 of the Seller Disclosure Schedule or substantially equivalent policies and coverages. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full. HLIKK has not received a written notice of cancellation or non-renewal of any such policy. Since January 1, 2012, Seller or its Affiliates, with respect to HLIKK, have maintained insurance policies and coverages providing benefits substantially equivalent to the insurance policies and coverages set forth in Section 5.17 of the Seller Disclosure Schedule.
Section 5.18    Property.
(a)    HLIKK does not own any real property or interests in real property, except for the Investments Assets and the Leased Real Property.
(b)    Section 5.18(b) of the Seller Disclosure Schedule sets forth all real property leased by HLIKK, as lessee (individually, a “Leased Real Property”, and collectively the “Leased Real Properties”, with the leases related to such Leased Real Property being referred to herein collectively as the “Real Property Leases”). Seller has delivered or otherwise made available to Buyer true and correct copies of the Real Property Leases, together with all material amendments, modifications or supplements, if any, thereto.
(c)    Except as set forth in Section 5.18(c) of the Seller Disclosure Schedule, HLIKK has a valid and enforceable leasehold interest under the Real Property Leases to which it is a party, as applicable, subject to Permitted Liens and to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of applicable Law such as prohibition of abuse of rights (kenriranyo-no-kinshi) and principles of trust (shingisejitsu-no-gensoku) (including general equitable or similar principles whether or not enforcement is sought in a proceeding at Law or in equity), and to the Knowledge of Seller, neither Seller nor HLIKK has received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by HLIKK under any of the Real Property Leases.

Section 5.19    Ownership of Assets. Except as provided in the other Transaction Agreements, HLIKK is in possession of and has good and marketable title to or has valid leasehold interests in or valid rights to use, all assets used in the conduct of the Business, free and clear of all Liens, except for Permitted Liens.
Section 5.20    Taxes. Except as set forth in Section 5.20 of the Seller Disclosure Schedule:
(a)    All material Tax Returns required to be filed by or on behalf of HLIKK have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings). All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by HLIKK (whether or not shown on any Tax Return) have been fully and timely paid.
(b)    HLIKK has complied in all material respects with all applicable Laws relating to withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.
(c)    No waiver of any statute of limitations relating to income Taxes for which HLIKK is liable has been granted. All material deficiencies asserted in writing or assessments made in writing, as a result of any examinations by any Tax Authority of Tax Returns of HLIKK, have been fully paid or are being contested in good faith and adequate reserves have been established on the applicable Financial Statements in connection therewith, and no other audits or investigations by any Tax Authority relating to any such Tax Returns are pending or in progress, or to Seller’s Knowledge, threatened, with respect to which HLIKK has received written notice thereof from a Tax Authority.
(d)    HLIKK is not a party to any Tax sharing or similar Tax agreements (relating to sharing of consolidated, combined or unitary Taxes among members of a consolidated, combined or unitary group) pursuant to which it will have any obligation to make any material payments after the Closing Date.
(e)    HLIKK has not made an election pursuant to Section 953(d) of the Code to be treated as a United States domestic corporation for U.S. federal Tax purposes.
This Section 5.20 contains the sole and exclusive representations and warranties related to Tax matters and nothing in this Section 5.20 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 10.01 (relating to Tax matters).
Section 5.21    Actuarial Appraisal; Reserves.
(a)    Seller has delivered to Buyer a true and correct copy of the Towers Watson actuarial appraisal of HLIKK titled “Actuarial Appraisal of Hartford Life Insurance KK as of September 30, 2013” (the “Actuarial Appraisal”). The factual information and data provided by

Seller and its Affiliates in connection with the preparation of the Actuarial Appraisal was true, accurate and complete in all material respects as of the date so provided.
(b)    Except as set forth on Section 5.21(b) of the Seller Disclosure Schedule, the insurance policy reserves of HLIKK reflected in the Financial Statements were (i) determined in accordance with the applicable premium and reserve calculation method manual (hokenryo oyobi sekinin junbikin no sansyutsu houhousyo), as approved by the FSA and (ii) computed in accordance with presently accepted actuarial standards consistently applied and were fairly stated in accordance with generally accepted actuarial principles.
Section 5.22    Regulatory Filings. HLIKK has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since December 31, 2011. Seller has made available for inspection by Buyer (i) each annual and semi-annual statement (gyomu houkokusyo and chukan gyomu houkokusyo) as well as financial status report and interim financial status report (kessan jyokyo hyo and chukan kessan jokyo hyo), as applicable, including relating to the Solvency Margin Ratio, filed with or submitted to the FSA by HLIKK since December 31, 2011 and (ii) all other material filings or written submissions made by HLIKK with the FSA, since December 31, 2011, except, in each case of clauses (i) and (ii), if the disclosure of such documents by HLIKK is prohibited by applicable Law (including individual agreements between the FSA and HLIKK). Except as set forth in Section 5.22 of the Seller Disclosure Schedule, all such registrations, reports, statements, documents, filings and submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Authority or other regulatory body with respect to such registrations, filings or submissions that have not been addressed or satisfied.
Section 5.23    Brokers. Except for Deutsche Bank Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates. Seller (but not HLIKK) is solely responsible for any fees and expenses payable to Deutsche Bank Securities Inc. Any broker or finder fee that a third party acting on behalf of HLIKK or Seller might claim to have a right to will be paid only by Seller and in no event by either HLIKK or Buyer.
Section 5.24    Anti-Bribery Laws. Neither HLIKK, nor, to Seller’s Knowledge, any director, officer, employee, agent or representative of HLIKK, has at any time taken any action, directly or indirectly, in violation of applicable Anti-Bribery Laws and HLIKK conducts its business in material compliance with applicable Anti-Bribery Laws. HLIKK has instituted and maintains policies and procedures for continued compliance by HLIKK with applicable Anti-Bribery Laws.
Section 5.25    Anti-Money Laundering. HLIKK has adopted and implemented anti-money laundering programs, including customer identification procedures in accordance with the Act on Prevention of Transfer of Criminal Proceeds of Japan (Law No. 22 of 2007, as amended) in all material respects, and has complied in all material respects with anti-money laundering requirements under the Act on Prevention of Transfer of Criminal Proceeds of Japan.
Section 5.26    Certain Additional Insurance Matters.

(a)    Except as set forth on Section 5.26(a) of the Seller Disclosure Schedule, there are no written agreements, memoranda of understanding, commitment letters or similar written undertakings binding on HLIKK or to which HLIKK is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, or orders, other than any such agreements, understandings, commitments, undertakings or orders of general application to insurers engaged in the same line of business as the Business, that (i) specifically limit in any material respect the ability of HLIKK to issue insurance contracts or policies, (ii) impose any specific requirements on HLIKK in respect of solvency margin ratio requirements that materially increase or modify the solvency margin ratio requirements imposed under applicable insurance Laws or (iii) specifically relate to the ability of HLIKK to pay dividends.
(b)    Except for regular periodic assessments in the ordinary course of business generally applicable to life insurers in Japan, no material claim or material assessment is pending or, to Seller’s Knowledge, threatened in writing against HLIKK under IB Law or by any insurance guaranty association in connection with such association’s fund relating to insolvent insurers.
(c)    HLIKK has made available to Buyer any draft or incomplete examination reports (including financial, market conduct and similar examinations) provided to HLIKK by the FSA or other Governmental Authority with respect to HLIKK pursuant to any currently ongoing or incomplete examinations. Since December 31, 2008, no material deficiencies or violations with respect to HLIKK have been asserted in writing by the FSA or other Governmental Authority, other than any deficiency or violation which has been cured or otherwise resolved to the satisfaction of the FSA or other Governmental Authority.
Section 5.27    Sufficiency of Assets. Except as set forth on Section 5.27 of the Seller Disclosure Schedule, immediately after giving effect to this Agreement and the other Transaction Agreements, Buyer and its Affiliates will own, possess, license, lease, or otherwise have control of, access to, or rights to use all assets necessary to conduct the Business, in all material respects, as currently conducted.
Section 5.28    Seller Guarantees.
(a)    Section 5.28 of the Seller Disclosure Schedule sets forth a true and complete list of all guarantees, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements made in respect of HLIKK by HLAIC, Seller or their Affiliates (other than HLIKK) existing and in effect or as a result of which there are any residual or contingent liabilities related to HLIKK (each a “Seller Guarantee”).
(b)    There have been no requests, demands or claims by or on behalf of HLIKK or its contractholders or other creditors (except, with respect to HLIKK’s contractholders or other creditors, for any requests, demands or claims that are not of the type that could reasonably be expected to be brought to the attention of the appropriate person of the management of HLIKK, Seller or an Affiliate of Seller) to any guarantor under any Seller Guarantee to make funds available to or for the benefit of HLIKK or any of its contractholders or other creditors or to make any payment or perform any other obligation under any Seller Guarantee.

(c)    There are no payment or any other obligations of any guarantor due and owing to HLIKK under any Seller Guarantee.
(d)    To the Knowledge of Seller, no facts or circumstances exist that give HLIKK, its contractholders or other creditors a right as of the date hereof or as of the Closing Date to make any request, demand or claim under any Seller Guarantee that would result in any payment being required of any guarantor under such Seller Guarantee; provided that this Section 5.28(d) is not intended to constitute a guarantee by Seller as to the future solvency of HLIKK.
Section 5.29    HLIKK Special Accounts (tokubetsu kanjyo). (a) Each special account established and maintained by HLIKK (whether or not for variable life insurance) (each, a “HLIKK Special Account”) is duly and validly established and maintained in all material respects under applicable Law; (b) each HLIKK Special Account at all times has been operated and is currently being operated in compliance in all material respects with applicable Law; (c) to the Knowledge of Seller, no examinations, investigations, inspections, and formal or informal inquiries by any Governmental Authority with respect to the HLIKK Special Accounts have been conducted since January 1, 2008 or are being conducted; (d) no written notice has been received from and no investigation, inquiry or review is pending or, to the Knowledge of Seller, threatened in writing by any Governmental Authority which has jurisdiction over the HLIKK Special Accounts; and (e) all reserves established and maintained in respect of each HLIKK Special Account have been established and maintained in all material respects in accordance with applicable Law.
Section 5.30    Agreed Model Representations.
(a)    Subject to and qualified in their entirety by the Agreed Model Exclusions and the items set forth in Section 5.30(a) of the Seller Disclosure Schedule:
(i)    The scenario results generated by the Agreed Model set forth in Section 5.30(a)(i) of the Seller Disclosure Schedule (the “Specified Scenario Results”) are based upon the same data and information with respect to the in force variable annuity contracts issued by HLIKK that was used by HFSG and its Affiliates in connection with its internal hedging program related to such variable annuity contracts as of the date for which the applicable Specified Scenario Results were produced (such data and information as of any such date, a “Compressed In Force File”).
(ii)    Each Compressed In Force File is representative in all material respects of the in force variable annuity contracts issued by HLIKK as of the date for which the applicable Specified Scenario Results were produced.
(iii)    The Agreed Model is consistent in all material respects with the terms of the in force variable annuity contracts issued by HLIKK as of the date for which the applicable Specified Scenario Results were produced to the extent such terms relate to the financial obligations of the parties to the in force variable annuity contracts issued by HLIKK.

(iv)    The Agreed Model used for purposes of calculating the VIF as of the Reference Date and the Effective Time shall be identical to the Agreed Model which was used to produce the Specified Scenario Results.
(v)    The scenario results generated by the Agreed Model (i) set forth in Section 5.30(a)(v) of the Seller Disclosure Schedule with respect to the Adagio V1 through V7 variable annuity contracts issued by HLIKK and (ii) to be delivered by Seller to Buyer within five (5) Business Days following the date hereof with respect to the Adagio V3 through V7 variable annuity contracts issued by HLIKK are, in each case, based upon seriatim data and information with respect to the applicable in force variable annuity contracts issued by HLIKK as of January 31, 2014 that is true, accurate and complete in all material respects.
(b)    Notwithstanding any provision of this Agreement or any other Transaction Agreement, Seller makes no express or implied representations or warranties with respect to the following (collectively, the “Agreed Model Exclusions”):
(i)    the reasonableness, accuracy, adequacy or appropriateness of the Specified Assumptions or the manner in which the Specified Assumptions are or were determined; or
(ii)    any inaccuracies or omissions in the factual data inputs utilized in any Compressed In Force File or the Agreed Model resulting from any errors or omissions in any data or information provided by the holders of, or annuitants under, the in force variable annuity contracts issued by HLIKK, except to the extent that Seller has Knowledge of such inaccuracies or omissions.
The parties acknowledge and agree that the effect of any Agreed Model Exclusion shall not be used, directly or indirectly, to demonstrate or support the breach of or inaccuracy in any representation or warranty set forth in Section 5.30(a).

Section 5.31    NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY TRANSACTION AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE SHARES, HLIKK OR THE ASSETS AND PROPERTIES OF HLIKK, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, DISTRIBUTORS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS

PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as of the date hereof (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
Section 6.01    Incorporation and Authority of Buyer .
(a)    Buyer is a corporation duly incorporated and validly existing under the Laws of Japan. Each Buyer Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized.
(b)    Each of Buyer and each Buyer Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which Buyer and each Buyer Party is or will be a party (the “Buyer Transaction Agreements”). The execution and delivery by Buyer and each Buyer Party of the Buyer Transaction Agreements, the consummation by Buyer and each Buyer Party of the transactions contemplated by, and the performance by Buyer and each Buyer Party of its obligations under, the Buyer Transaction Agreements have been (or will be prior to Closing) duly authorized by all requisite corporate action on the part of Buyer and each Buyer Party. This Agreement has been, and upon execution and delivery, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer and each Buyer Party, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery thereof, each of the other Buyer Transaction Agreements will constitute (assuming due authorization, execution and dealing by each other party to such Buyer Transaction Agreements) the legal, valid and binding obligation of Buyer and each Buyer Party enforceable against Buyer and each Buyer Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.02    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 6.03 have been obtained or taken, except as otherwise provided in this Article VI and except as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Buyer and each Buyer Party of, and the consummation by Buyer and each Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of Buyer or any Buyer Party, (b) in any material respect, violate or conflict with any Law or other Governmental Order applicable to Buyer or any Buyer Party or by which it or its properties or assets is bound or subject or (c) result in any material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Buyer or any Buyer Party pursuant to, or result in the loss of any material benefit under, any material note, bond, mortgage, indenture or contract which Buyer, or any Buyer Party or any of their Subsidiaries is a party or by which any of such assets or properties is bound or subject.
Section 6.03    Consents and Approvals. Except as set forth in Section 6.03 of the Buyer Disclosure Schedule, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by Buyer and each Buyer Party of the Buyer Transaction Agreements do not, and the performance by Buyer and each Buyer Party of, and the consummation by Buyer and each Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements will not, require any Governmental Approval, to be obtained or made by Buyer, any Buyer Party or any of their Affiliates, the failure to obtain or make any or all of which would reasonably be expected to have a Buyer Material Adverse Effect.
Section 6.04    Absence of Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer which seeks to, or would reasonably be expected to, prevent or delay Buyer or any Buyer Party from consummating the transactions contemplated by this Agreement
Section 6.05    Securities Matters. The Shares are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Buyer understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities laws, including the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended).
Section 6.06    Financial Ability. Buyer has, and will have at the Closing, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate the transactions contemplated by this Agreement and the Buyer Transaction Agreements, and Buyer’s obligations hereunder are not subject to a financing condition or a financing contingency.
Section 6.07    Brokers. Except for J.P. Morgan Chase & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer and its Affiliates. Buyer is solely responsible for any fees and expenses payable to J.P. Morgan Chase & Co. Any broker or finder fee that a third party acting on behalf of Buyer or its Affiliates might claim to have a right to will be paid only by Buyer and in no event by Seller or its Affiliates.

Section 6.08    Investigation. Buyer (i) has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning, HLIKK and its business and (ii) has been furnished with or given adequate access to such information, documents and other materials relating to HLIKK and its business as it has deemed necessary to enable it to form such independent judgment. Buyer further acknowledges and agrees that neither Seller, its Affiliates nor their respective Representatives has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials, other than the representations and warranties contained in Article IV and Article V of this Agreement. Except for the representations and warranties contained in Article IV and Article V, Buyer has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of Seller, its Affiliates or any of their respective Representatives. This Section 6.08 shall not be deemed to limit Buyer’s rights or remedies in the event of criminal activity or actual fraud that is intended to affect the other party.
ARTICLE VII

ACTIONS PRIOR TO THE CLOSING DATE
Section 7.01    Conduct of Business Prior to the Closing. Except as required by applicable Law, as otherwise contemplated by or necessary to effectuate the Transaction Agreements, and except for matters identified in Section 7.01 of the Seller Disclosure Schedule, from the date of this Agreement through the Closing, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause HLIKK to (a) maintain its corporate existence, pay its taxes when due, and conduct the Business in the ordinary course consistent with past practice and (i) use its reasonable best efforts to maintain in effect all of its Permits, and comply with all Laws and Governmental Orders applicable to HLIKK, its assets, properties or business, and (ii) use its reasonable best efforts to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and carry on its business in compliance with Material Contracts (including performing its obligations thereunder), in the ordinary course of business consistent with past practice, (b) not terminate without cause the services of executive officers and key Employees of HLIKK (for the avoidance of doubt, other than the Expat Employees), (c) maintain its books and records in the ordinary course consistent with past practice, (d) within fifteen (15) days of obtaining Knowledge of any material event or material occurrence not in the ordinary course of either its business or, solely with respect to obligations under a Seller Guarantee or Other Guarantee (as defined in the Assignment, Assumption, Hold Harmless and Indemnification Agreement), the business of any guarantor thereunder, notify Buyer of such event or occurrence unless at the time such notice is required such event or occurrence is no longer material, including as a result of actions taken by Seller or its Affiliates, and (e) refrain from taking any of the following actions:
(i)    declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of HLIKK;
(ii)    repurchase, redeem, repay or otherwise acquire any outstanding Capital Stock of HLIKK;

(iii)    transfer, issue, sell or dispose of any Capital Stock or other securities of HLIKK or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock or other securities of HLIKK;
(iv)    effect any recapitalization, reclassification, stock split or like change in the capitalization of HLIKK;
(v)    amend any material internal rule (including, but not limited to, the articles of incorporation (teikan) or other organizational documents of HLIKK);
(vi)    make any material change in the underwriting policies, practices or principles of HLIKK in effect on the date hereof (other than any change required by applicable Law or Japanese GAAP or in the ordinary course of business);
(vii)    make any change in the claims administration, reserving or financial accounting policies, practices or principles of HLIKK, as applicable, in effect on the date hereof (other than any change required by applicable Law or Japanese GAAP or, in the case of claims administration, in the ordinary course of business);
(viii)    incur any indebtedness for borrowed money or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances in each case, other than (A) in the ordinary course of business or (B) pursuant to intercompany borrowing arrangements that will be repaid in full and terminated at the Closing;
(ix)    other than in the ordinary course of business, modify, amend (in any material respect) or terminate (other than at its stated expiry date) or cause any event or circumstance which entitles the counterparty to terminate, any Material Contract or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract;
(x)    other than pursuant to a written agreement or as required by the terms of any Benefit Plan, (A) increase (or commit to increase) the wages, salaries, bonuses (including but not limited to retention bonuses), incentives, other compensation, pension or other benefits payable to any of its current Employees or former employees (for the avoidance of doubt, other than the Expat Employees), (B) enter into, establish or adopt (or commit to enter into, establish or adopt) any plan, program, policy, agreement, arrangement or practice that would be a Benefit Plan if such plan, program, policy, agreement, arrangement or practice was in effect on the date of this Agreement, or (C) amend (or commit to amend) any Benefit Plan other than amendments made with respect to plan administration that impact neither the amount of benefits payable to any participant thereunder nor the eligibility of any Employee or former Employee to participate therein, provided that Buyer is notified in writing of such amendment (or commitment to amend) and provided a copy thereof;
(xi)    enter into, or amend in any material respect, any employment contracts with executive officers or directors, except as required by Law;

(xii)    other than with respect to the Investment Assets or in the ordinary course of business, purchase, sell, lease, exchange or otherwise dispose of or acquire any material property or assets in any individual transaction in excess of ¥100,000,000 or in the aggregate in excess of ¥500,000,000;
(xiii)    settle any litigation or claim against HLIKK (other than claims under policies and certificates of insurance within applicable policy limits), other than (A) any such settlement that is solely a monetary settlement that requires payment by HLIKK of less than ¥15,000,000 or (B) settlement of any such litigation or claim to the extent reserved against in the Financial Statements;
(xiv)    undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of ¥100,000,000 or in the aggregate in excess of ¥500,000,000;
(xv)    make or change any election relating to Taxes, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return other than in the ordinary course of business, or consent to any extension or waiver of the statute of limitations applicable to any Taxes;
(xvi)    enter into any agreement containing any provision or covenant limiting HLIKK’s ability to (A) sell any products or services of or to any other Person relating to HLIKK’s business (including the Business), (B) engage in HLIKK’s business (including the Business) or (C) compete with or to obtain products or services from any Person or limiting the ability of any person to provide products or services relating to HLIKK’s business (including the Business);
(xvii)    permit all or any of the assets of HLIKK to be subject to any Lien, other than a Permitted Lien;
(xviii)    modify, amend or terminate (other than at its stated expiry date solely to extend such expiration date) any existing reinsurance agreements relating to the Business or enter into any new reinsurance agreements relating to the Business;
(xix)    enter into any collective bargaining agreement;
(xx)    modify, amend or terminate (other than at its stated expiry date) any Real Property Lease or enter into any contract which would, if entered into prior to the date hereof, have been a Real Property Lease;
(xxi)    modify, amend or terminate (other than at its stated expiry date) any Intercompany Agreement or enter into any contract which would, if entered into prior to the date hereof, have been an Intercompany Agreement; or
(xxii)    authorize or enter into an agreement (written or oral) or arrangement of any kind whatsoever that would violate any of the prohibitions set forth in this Section 7.01.

Section 7.02    Access to Information.
(a)    Prior to the Closing, Seller shall, and shall cause its Affiliates to, give Buyer and its authorized Representatives, upon reasonable advance written notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of HLIKK; provided, that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Affiliates (including HLIKK) and, except to the extent otherwise consented to by Seller in its sole discretion, under the supervision of Seller’s or its Affiliates’ personnel; provided, further, that Seller’s consent to any supervised access pursuant to this Section 7.02(a) shall not be unreasonably withheld, conditioned or delayed; provided, further, that notwithstanding the foregoing, the chief executive officer of Buyer shall be permitted to have unsupervised meetings with the chief executive officer of HLIKK or any direct report of the chief executive officer of HLIKK working in Japan.
(b)    Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Seller shall not have any obligation to make available to Buyer or its Representatives, or provide Buyer or its Representatives with (i) access to or copies of any personnel file or related records of any Employee, (ii) any Tax Return filed by Seller or any of its Affiliates (other than HLIKK) or predecessors, or any related material or (iii) any other information if Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty or agreement (including any confidentiality agreement to which Seller or any of its Affiliates is a party), it being understood that Seller shall cooperate with any requests for, and use its reasonable best efforts to obtain any, waivers that would enable otherwise required disclosure to Buyer to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement.
Section 7.03    Regulatory and Other Authorizations; Consents.
(a)    The parties (x) shall as soon as reasonably practicable following the date hereof make all filings, applications and notifications with, and use their reasonable best efforts to promptly obtain all Governmental Approvals, including approvals from the FSA and filings to the FTC, that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements, and shall (y) use their reasonable best efforts to take all actions as may be required or requested by any applicable Governmental Authorities or as may otherwise be necessary in order to obtain such Governmental Approvals, including by (i) seeking to prevent the initiation of, and defending any Action challenging this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, (ii) the prompt provision to a Governmental Authority of non-privileged information and documents requested by such Governmental Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements and (iii) avoiding the entry of, or causing to be lifted or rescinded any Governmental Order entered by any Governmental Authority adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither Seller nor Buyer shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required Governmental Approvals. Notwithstanding anything to the contrary in this Section 7.03(a) or otherwise contained in this Agreement, (x) Buyer shall not be obligated to take or refrain from taking or to agree to take or refrain from taking any action or to suffer to exist any restriction or requirement that would constitute a Burdensome Condition and (y) Buyer shall accept any condition, restriction or requirement required or requested by any applicable Governmental Authority or as may otherwise be necessary in order to obtain any applicable Governmental Approvals that would not constitute a Burdensome Condition. “Burdensome Condition” shall mean any restriction or requirement which would, individually or together with all other such actions, restrictions or requirements, reasonably be expected to result in (i) a Buyer Negative Condition, (ii) a material negative effect on the Business, taken as a whole, (iii) a material negative effect on the net benefits which Buyer and/or Buyer Parent could otherwise reasonably expect to derive as a result of the transactions contemplated by this Agreement or (iv) any requirement to sell, divest or discontinue any material assets or business of Buyer and its Affiliates, in the case of each of the foregoing clauses (i), (ii), (iii) or (iv), excluding the effects of any conditions, restrictions or requirements that are not material in their impact on the cash flow and expected returns of the Business; provided, that the items described on Schedule 7.03(a) are conditions, restrictions and requirements that may be imposed by the FSA that will not, individually or in the aggregate, constitute a Burdensome Condition; provided, further, however, variance from the description on Schedule 7.03(a) may be considered together with any other conditions, restrictions or requirements imposed by a Governmental Authority in determining whether all such conditions in the aggregate constitute a Burdensome Condition.
(b)    Seller and Buyer shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, in each case, other than immaterial communications and correspondence that would not reasonably be expected to affect the regulatory approval process and do not relate to a Burdensome Condition. Neither Seller nor Buyer shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, other than meetings in respect of immaterial communications and correspondence that would not reasonably be expected to affect the regulatory approval process and do not relate to a Burdensome Condition, in each case, except as otherwise required or requested by the applicable Governmental Authority. Subject to the Confidentiality Agreement and to Section 7.02, Seller and Buyer will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, however, that neither party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information. Neither party shall be required to comply with any provision of this Section 7.03(b) to the extent that such compliance would be prohibited by applicable Law.
(c)    Each of Seller and Buyer and their respective Affiliates shall cooperate and use its reasonable best efforts to obtain, as promptly as possible and prior to the Closing Date, (i) any consents and approvals from the contract counterparties set forth on Schedule 7.03(c)(i), (ii) at the request of Buyer, any consents and approvals from the contract counterparties set forth on Schedule 7.03(c)(ii), or (iii) at the request of Buyer, an agreement to enter into new agreements, the terms and conditions of which Buyer reasonably agrees, from the contract counterparties set forth on Schedule 7.03(c)(iii), and make any other notifications that may be or may become reasonably necessary, proper or advisable to be made or obtained (as applicable) by Seller, Buyer or their respective Affiliates, in connection with the transfer of the Shares or otherwise, to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements; provided, however, that neither party shall be required to compensate any third party (except as set forth in the following sentence), commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval. Notwithstanding the foregoing, Buyer and Seller shall each bear fifty percent (50%) of the cost to compensate any third party to obtain any consent or approval under this Section 7.03(c), except for the consent or approval of the contract counterparties for contracts set forth on Schedule 7.03(c)(ii) entering into new agreements with the contract counterparties set forth on Schedule 7.03(c)(iii), in each case, to the extent requested by Buyer.
(d)    In the event and to the extent that Seller and Buyer are unable to obtain any consent or approval from the contract counterparties set forth in Schedule 7.03(d), after complying with Section 7.03(c), then Seller shall continue to use its reasonable best efforts to obtain such consent or approval following the Closing Date (unless Buyer advises Seller to cease such efforts) and (i) Seller shall, for a period of up to six (6) months following the Closing, and shall cause its Affiliates to, use reasonable best efforts in cooperation with Buyer and its Affiliates (including HLIKK) to (A) provide or cause to be provided to HLIKK the benefits of the applicable agreement and (B) enforce for the account of Buyer and its Affiliates any rights of Seller and its Affiliates arising from such agreement and (ii) Buyer shall, and shall cause its Affiliates to, assume the liabilities and perform the obligations of Seller and its Affiliates arising under such agreement.
Section 7.04    Intercompany Obligations. Except (i) as otherwise contemplated by the Transaction Agreements and (ii) for the intercompany obligations set forth in Schedule 7.04, Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, HLIKK, on the one hand, and Seller and its Affiliates (other than HLIKK), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment.
Section 7.05    Intercompany Arrangements.

(a)    Except (i) as otherwise contemplated by the Transaction Agreements or (ii) as otherwise agreed by Seller and Buyer, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing all Intercompany Agreements, after giving effect to Section 7.04.
(b)    Except for any services provided pursuant to the Transition Services Agreement, as of and following the Closing, (i) all ancillary or corporate shared services that are provided to HLIKK by Seller and its Affiliates shall cease and (ii) Seller and its Affiliates shall have no further obligation to provide any ancillary or corporate shared services to HLIKK.
Section 7.06    Termination of Hedging Arrangements. Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing all obligations of HLIKK under all currency swaps, interest rate swaps and other hedging or similar arrangements. All costs and expenses relating to such terminations shall be reflected in the Estimated Closing Date Net Worth, Closing Date Net Worth and Final Net Worth or shall otherwise be borne by Seller.
Section 7.07    Berkshire Retrocession Agreement. Seller shall cause HLIKK to assign its rights and obligations under the Berkshire Retrocession Agreement to Buyer Reinsurer promptly following receipt of notice from Buyer or its Representative of formation of Buyer Reinsurer pursuant to Section 7.08. Unless the other party otherwise consents in advance in writing, prior to the consummation of the Closing neither party shall, and each party shall cause its respective Affiliates not to, (a) except as set forth in the immediately preceding sentence, modify, amend, assign or terminate, or waive any rights under, the Berkshire Retrocession Agreement, (b) take any actions or suffer to exist any event, condition or omission that would result in any breach of, or constitute a default under, or give to Berkshire any right to terminate or assign, the Berkshire Retrocession Agreement or (c) take any actions or suffer to exist any event, condition or omission that would result in the reinsurance provided by Berkshire pursuant to the Berkshire Retrocession Agreement not becoming effective automatically upon the Closing.
Section 7.08    Formation of Buyer Reinsurer. Buyer Parent shall use its reasonable best efforts to organize Buyer Reinsurer as a Cayman Islands Class B(iii) insurance company and to obtain all necessary Governmental Approvals to allow Buyer Reinsurer to execute, deliver and perform its obligations under the Buyer Reinsurance Agreement as promptly as reasonably practicable following the date hereof and shall promptly inform, or cause a Representative to inform, Seller of the formation of Buyer Reinsurer. Buyer Parent shall capitalize Buyer Reinsurer to the extent necessary to obtain any such Governmental Approvals.
Section 7.09    Disclosure Schedule Updates. Approximately five (5) Business Days prior to the Closing Date, Seller shall provide Buyer with an updated Seller Disclosure Schedule, if any, and Buyer shall provide Seller with an updated Buyer Disclosure Schedule, if any, disclosing (i) any matter hereafter arising and (ii) any matter hereafter discovered which, in the case of a matter being disclosed pursuant to clause (i) hereof if existing at the date hereof or, in the case of a matter being disclosed pursuant to clause (ii) hereof, if known at the date hereof, would have been required to be set forth or described in the Disclosure Schedule provided by them; provided, however, that any such updated disclosure by Seller or Buyer shall not be deemed to have been disclosed as of the date hereof, to constitute part of, or an amendment or supplement to, the Disclosure Schedule provided by Seller or Buyer, to cure any breach or inaccuracy of a representation or warranty or to have any effect for the purpose of determining the satisfaction of the conditions to the obligations of Seller or Buyer under Article XI or Seller’s or Buyer’s indemnification obligations under Article XIII.
Section 7.10    Seller Guarantees. Seller shall notify Buyer of any request, demand or claim by or on behalf of HLIKK or its contractholders or other creditors to any guarantor under the Seller Guarantees to make funds available to or for the benefit of HLIKK or any of its contractholders or other creditors or to make any payment or perform any other obligation under any Seller Guarantee.
Section 7.11    Liens. At or prior to the Closing, Seller and its Affiliates shall use its reasonable best efforts to cause all Liens on the assets of HLIKK (other than Permitted Liens) to be released.
Section 7.12    Transition Services Agreement. Between the date hereof and the Closing, Seller and Buyer shall and shall cause their Affiliates and Representatives to do the following:
(a)    use reasonable best efforts to identify:
(i)    Services (as defined in the Transition Services Agreement) other than Excluded Services (as defined in the Transition Services Agreement) or services already listed on Schedule 2.1(a) to the form of Transition Services Agreement attached hereto as Exhibit G, that were previously performed by HFIC or one of its Affiliates (other than HLIKK) to or for the Business during the twelve (12) months prior to the estimated Closing Date (the “Omitted Services”);
(ii)    Scheduled Services (as defined in the Transition Services Agreement) that were listed on Schedules 2.1(a)(i) or (ii) to the Transition Services Agreement but are mutually determined by the parties hereto, after good-faith negotiations, to not be necessary for the benefit of Berkshire because HLIKK will be fully capable of performing those Scheduled Services (for itself, Buyer Reinsurer and Buyer Reinsurer’s retrocessionaire) on its own through its separate capabilities as in existence from immediately prior to execution of this Agreement to immediately following the Closing Date (“Unnecessary Scheduled Services”); provided, however, if the Scheduled Services referred to in this sub-paragraph were (x) not previously performed by HFIC or one of its Affiliates (other than HLIKK) to or for the Business during the twelve (12) months prior to the estimated Closing Date and (y) cannot be performed by HFIC or one of its Affiliates with their available resources, then such Scheduled Services shall be governed by the following sub-paragraph; and
(iii)    Scheduled Services (as defined in the Transition Services Agreement) not for the benefit of Berkshire that were listed on Schedules 2.1(a)(i) or (ii) to the Transition Services Agreement but are determined, after good-faith negotiations between the Parties, to constitute either Excluded Services or were not previously performed by HFIC or one of its Affiliates (other than HLIKK) to or for the Business during the twelve (12) months prior to the estimated Closing Date (the “Inadvertently Included Services”); and
(b)    in connection therewith, to make such amendments and modifications to the schedules to the Transition Services Agreement as may be requested by Buyer to include such Omitted Services as Scheduled Services (as defined in the Transition Services Agreement) or remove such Unnecessary Scheduled Services and Inadvertently Included Services from the Scheduled Services.
Section 7.13    Model Escrow Agreement. Seller and Buyer shall, and shall each use their reasonable best efforts to cause Iron Mountain Intellectual Property Management, Inc. (the “Model Escrow Agent”) to, within five (5) Business Days after the date hereof, enter into an escrow agreement in substantially the form attached hereto as Exhibit L with such changes requested by the Model Escrow Agent as are reasonably acceptable to the parties (the “Model Escrow Agreement”), pursuant to which Seller will deliver a copy of the Agreed Model to the Model Escrow Agent to hold in escrow in accordance with the terms and conditions thereof.
Section 7.14    Agreed Model Scenarios. Seller shall deliver to Berkshire within five (5) Business Days after the date hereof scenario results generated by the Agreed Model with respect to the Adagio V3 through V7 variable annuity contracts issued by HLIKK based upon seriatim data and information with respect to such variable annuity contracts in force as of January 31, 2014.

ARTICLE VIII
ADDITIONAL AGREEMENTS
Section 8.01    Access to Information. After the Closing, Buyer shall, and shall cause its respective Affiliates (including HLIKK) to, preserve, until such date as may be required by Buyer’s, or its applicable Affiliates’, standard document retention policies (but for not less than six years from the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date records related to HLIKK possessed or to be possessed by such Person. During such period, upon any reasonable request from Seller or its Representatives, Buyer or any of its Affiliates holding such records shall (a) provide to Seller or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Buyer or its Affiliates holding such records, and (b) permit Seller to make copies of such records, in each case, at no cost to Buyer or its Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require Buyer or its Affiliates to disclose any information to Seller if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law, Governmental Order or any fiduciary duty or agreement (including any confidentiality agreement to which Buyer or any of its Affiliates is a party) (it being understood that Buyer and its Affiliates shall cooperate in any reasonable best efforts and requests for waivers that would enable otherwise required disclosure to Buyer or its Representatives to occur without so jeopardizing privilege or contravening such Applicable Law, Governmental Order or fiduciary duty or agreement) or (except as provided in Section 10.04) require Buyer or its Affiliates to disclose its Tax records (except for Tax records of, or with respect to, HLIKK) or any personnel or related records. Such records may be requested under this Section 8.01 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, federal securities disclosure or other similar purpose. Notwithstanding the foregoing, upon the expiration of such retention period, any and all such records may be destroyed by Buyer in its sole discretion.
Section 8.02    Books and Records. Subject to Section 8.03(b) and except as otherwise required by applicable Law, Seller and its Affiliates shall have the right to retain copies of all books and records of HLIKK and the Business relating to periods ending on or prior to the Closing Date. Buyer agrees that, with respect to all original books and records of HLIKK existing as of the Closing Date, it will (and will cause HLIKK to) (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (b) apply commercially reasonable preservation and retention policies that are no less stringent than those generally applied by Buyer.
Section 8.03    Confidentiality.
(a)    The terms of the confidentiality agreement, dated April 25, 2013 (the “Confidentiality Agreement”), between Seller and Buyer are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    From and after the Closing, Seller and its Affiliates, shall, and shall cause their respective Representatives to, hold confidential all information relating to HLIKK obtained prior to the Closing Date or obtained from Buyer or its Affiliates pursuant to Section 8.01 and not to use any confidential information concerning HLIKK for any reason whatsoever, including for competitive purposes or to obtain any commercial advantage with respect to HLIKK or attempt to divert any business or customer of HLIKK.
(c)    From and after the Closing, Buyer and its Affiliates (including HLIKK), shall, and shall cause their respective Representatives to, maintain in confidence, and not use to the detriment of Seller (including for the purposes of competing with Seller or its Affiliates), any written, oral or other information relating to or obtained from Seller or its Affiliates prior to the Closing Date, other than information to the extent relating to HLIKK.
(d)    The requirements of Sections 8.03(b) and 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, its Affiliates or any of its Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, HLIKK (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other party or (iii)  any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or

Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.
Section 8.04    Non-Compete; Non-Solicit.
(a)    During the Restricted Period and within the Restricted Territory, neither Seller nor any of its Controlled Affiliates shall engage (for their own account or for the benefit of any other Person), directly or indirectly, as a principal or solely or jointly with others, or as stockholders, partners, members or other owners in or of any Person, in any business that competes directly or indirectly, with the Business as currently conducted (a “Competing Business”) (including, without limitation, marketing, servicing and underwriting activities and providing substantial assumption reinsurance relating to lines of business comprising part of the Business or related thereto).
(b)    Notwithstanding anything to the contrary set forth in Section 8.04(a), and without implication that the following activities otherwise would be subject to the provisions of this Section 8.04, nothing in this Agreement shall preclude, prohibit or restrict Seller or its Affiliates from engaging, or require Seller to cause any Affiliate not to engage, in any manner in any of the following:
(i)    making investments in the ordinary course of business, including in a general or separate account of an insurance company or in an investment fund or other investment vehicle, in Persons engaging in a Competing Business; provided that each such investment is a passive investment where neither Seller nor any of its Controlled Affiliates: (A) intends to or has the right to influence or direct the operation or management of any such Person; or (B) is a participant with any other Person in any group with such intention or right;
(ii)    acquiring not more than ten percent (10%) of the total issued and outstanding equity interests of any Person engaging in a Competing Business as a result of the exercise of contractual remedies by Seller or any of its current or future Affiliates as the holder of a debt instrument;
(iii)    making investments in Buyer and its Affiliates;
(iv)    acquiring (and thereafter owning and operating) any Person or business that derived less than twenty-five percent (25%) of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business;
(v)    acquiring (whether by way of merger or stock or asset acquisition or otherwise), directly or indirectly, any Person or business (an “Acquired Business”) where such Acquired Business derived twenty-five percent (25%) or more of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business; provided, that Seller shall either (x) use its reasonable best efforts to, or shall cause its relevant Controlled Affiliate to their reasonable best efforts to, sell, spin off or otherwise divest itself (or enter into an agreement to sell, spin off or otherwise divest itself) of the portion of the division, unit or Person related to such Acquired Business that engages in the business that competes directly or indirectly with the Business within twelve (12) months of the closing of the acquisition of such Acquired Business; or (y) modify, or cause its relevant Controlled Affiliate to modify, such Acquired Business such that such Acquired Business derives less than twenty-five percent (25%) of its net operating revenue on a consolidated basis from a Competing Business;
(vi)    selling any of its assets or businesses to a Person that is itself, or has Affiliates that are, engaged in a Competing Business;
(vii)    managing, controlling, advising or providing administrative or similar services to investment funds or other investment vehicles that make passive investments in Persons engaging in a Competing Business, so long as such investments are in the ordinary course of business; or
(viii)    providing reinsurance to any Person engaging in a Competing Business, so long as Seller and its Controlled Affiliates are not engaged in the underwriting or marketing of such reinsured business.
(c)    During the Restricted Period, neither Seller nor any of its Affiliates shall solicit or hire any Employee without the prior written consent of Buyer; provided, however, that this Section 8.04(c) shall not prohibit the hiring of any Employee whose employment has been terminated by Buyer or an Affiliate of Buyer, as applicable, where neither Seller nor any of its Affiliates has solicited such Employee for employment prior to the date of the termination of such Employee by Buyer or its Affiliate, as applicable; and provided, further, that nothing in this Section 8.04(c) shall prohibit Seller or any of its Affiliates from employing or hiring any Person who contacts Seller or any of its Affiliates on his or her own initiative without direct solicitation or as a result of a general solicitation to the public or general advertising.
(d)    Notwithstanding anything to the contrary contained herein, this Section 8.04: (i) shall cease to apply to any Person from and after such time as such Person ceases to be an Affiliate of Seller; (ii) shall not apply to any Person that purchases or receives assets, operations or a business from Seller or one of its Affiliates, so long as such Person is not an Affiliate of Seller after such transaction is consummated; and (iii) shall cease to apply if a controlling interest in Seller or all or substantially all of its assets are sold to, or Seller merges with or into, a Person that was not, immediately prior thereto, an Affiliate of Seller; provided, that in the case of clauses (i), (ii) and (iii) above, none of Seller, its then current or former Affiliates or any such acquiring Person nor any of its Affiliates shall carry on a business that competes directly or indirectly with the Business in the Restricted Territory using the name “Hartford” during the Restricted Period.
(e)    The parties to this Agreement acknowledge that the covenants set forth in this Section 8.04 are an essential element of this Agreement and that, but for these covenants, the parties would not have entered into this Agreement. The parties to this Agreement acknowledge that this Section 8.04 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other Transaction Agreements by the parties.

Section 8.05    Exclusivity.
(a)    Buyer is aware that, prior to the date of this Agreement, Seller has had discussions with one or more third parties concerning a possible transaction or transactions which may or may not be similar to the transaction proposed by Buyer. Notwithstanding the foregoing, Seller agrees that it shall not, and shall not permit any of its Subsidiaries or Affiliates, and will cause their respective officers, directors, employees, agents and representatives not to, at any time during the period from the date hereof to the earlier of the Closing Date and the date on which this Agreement is terminated (the “Exclusivity Period”), directly or indirectly, (i) solicit, initiate or encourage submission of further proposals or offers from any Person, other than Buyer, relating to any acquisition or purchase of Shares, or any business combination involving HLIKK, or any acquisition of all or substantially all of the assets of HLIKK; or (ii) further participate in any negotiations regarding, or furnish to any other person any additional non-public information with respect to, or otherwise further cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person other than Buyer to do or seek any of the foregoing.
(b)    During the Exclusivity Period, Seller shall not, without the consent of Buyer, enter into, or commit to enter into, any transactions of the type described in Section 8.05(a). In addition, Seller agrees that it will immediately cease, from the date hereof through the end of the Exclusivity Period, any existing discussions or negotiations with any party other than Buyer or its Affiliates that relate to, or may reasonably be expected to lead to, any transaction of the type described in Section 8.05(a).
Section 8.06    Insurance.
(a)    Buyer acknowledges and agrees that, except as expressly provided in Section 8.06(b), effective at the time of the Closing, HLIKK will cease to be insured by any insurance policies of Seller and its Affiliates (other than HLIKK).
(b)    Seller shall cause the interest and rights of Seller and its Affiliates as of the Effective Time as insureds or beneficiaries under occurrence based insurance policies (and under third party claims made based insurance policies to the extent a third party claim has been submitted prior to the Closing) of Seller or any of its Affiliates in connection with HLIKK in respect of periods prior to the Effective Time to survive the Closing for the period for which such interests and rights would have survived without regard to the transactions contemplated by this Agreement to the extent permitted under such policies, and Seller shall, and shall cause its Affiliates to, continue to administer third party claims made under occurrence based policies with respect to Losses occurring prior to the Effective Time (and third party claims made prior to the Effective Time under third party claims made based policies) on behalf of HLIKK, subject to reimbursement by Buyer for the actual out-of-pocket costs and expenses of such ongoing administration (including internal costs and expenses related to employees of Seller or any of its Affiliates for time spent in connection therewith). Any proceeds received by Seller or any of its Affiliates after the Closing under occurrence based policies for third party claims with respect to Losses occurring prior to the Effective Time (and under third party claims made based policies with respect to third party claims made prior to the Effective Time) in respect of HLIKK shall be for the benefit of Buyer unless such proceeds relate to expenditures that have been made prior to the Effective Time or any business interruption prior to the Effective Time.
Section 8.07    Trade Names and Trademarks. Except as provided in the Transaction Agreements:
(a)    Buyer, for itself and its Affiliates, acknowledges and agrees that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to any Intellectual Property owned by Seller or its Affiliates (other than HLIKK), including the name “Hartford”, or any Trademark or Internet domain name related thereto or employing the words “Hartford”, or any variation of the foregoing or any confusingly similar Trademark or Internet domain name, (including all registrations and applications relating thereto) (collectively, the “Seller Names and Marks”), and, except as otherwise expressly provided in the Trademark License Agreement, neither Buyer nor any of its Affiliates (including, after the Closing, HLIKK) shall have any rights in the Seller Names and Marks and neither Buyer nor any of its Affiliates (including, after the Closing, HLIKK) shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Names and Marks. Buyer hereby consents to Seller causing HLIKK to transfer all Seller Names and Marks to Seller or one of its Affiliates prior to the Closing, and such transfer(s) shall not constitute a breach of any term or condition of this Agreement.
(b)    Buyer agrees that except as otherwise provided in the Trademark License Agreement, following the Closing Date, Buyer and its Affiliates (including HLIKK) shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with other words and all Trademark or Internet domain name similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. Buyer, for itself and its Affiliates (including, following the Closing, HLIKK), agrees that the rights of HLIKK to the Seller Names and Marks pursuant to the terms of any existing trademark agreements shall terminate on the Closing Date.
(c)    Prior to the termination or expiration of the Trademark License Agreement, or such additional period as mutually agreed by the parties in writing, Buyer and its Affiliates (including HLIKK) shall re-label, destroy or exhaust all materials bearing the Seller Names and Marks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, and other materials, and make all filings with any office, agency or body to effect the elimination of any use of the Seller Names and Marks from the business of HLIKK, so as to bring Buyer and its Affiliates into compliance with this Section 8.07 and the Trademark License Agreement. Buyer shall take all necessary action to ensure that other users of the Seller Names and Marks, whose rights terminate as set forth in this Section 8.07, shall cease use of the Seller Names and Marks except as expressly authorized by the Trademark License Agreement. Buyer’s rights and obligations with respect to its limited transitional use of the Seller Name and Marks after Closing shall be as set forth in the Trademark License Agreement. Buyer, for itself and its Affiliates, agrees that after the Closing Date Buyer and its Affiliates (including HLIKK) will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates.

(d)    Buyer shall execute any necessary documentation in order to amend the organizational documents with respect to HLIKK such that HLIKK can effect a change in its name to a name not containing any of the Seller Name and Marks in accordance with the timeframes set forth in the Trademark License Agreement. Buyer shall cause HLIKK to file the application documents to register a new trade name with the applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 8.07 in accordance with the timeframes set forth in the Trademark License Agreement.
Section 8.08    Guarantees. Nothing in the Assignment, Assumption, Hold Harmless and Indemnification Agreement shall prevent Buyer or any of its Affiliates (including HLIKK) from claiming a right to indemnification or pursuing other remedies against Seller and its Affiliates in accordance with and subject to the terms and conditions of this Agreement.
Section 8.09    Transaction Agreements. Subject to Sections 7.03 and 7.12, the parties have agreed to the forms of agreements attached as Exhibits A, B, C, D, F, G, H and I in relation to the 3-Wins Reinsurance Agreement Amendment (including the form of 3-Wins Trust Agreement attached thereto), ILA Recapture Agreements, HLIC Recapture Agreement, Assignment, Assumption, Hold Harmless and Indemnification Agreement, Trademark License Agreement, Transition Services Agreement, Trademark Assignment and Buyer Reinsurance Agreement and shall, at or prior to the Closing, execute and deliver or cause to be executed and delivered each such agreement.
Section 8.10    D&O Liabilities. From and after the Closing Date, Buyer shall not, and shall cause HLIKK not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director, statutory auditor or officer of HLIKK at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified against or to be released from, under applicable Law, its organizational documents or agreements, if any, or shareholder resolutions, against any liabilities, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that such D&O Indemnified Person was a director, statutory auditor or officer of HLIKK, whether asserted or claimed prior to, at or after the Closing Date.
Section 8.11    VIF Reports. Buyer shall prepare (or shall cause Milliman to prepare on its behalf) and deliver to Seller by the eighth (8th) Business Day prior to the first (1st) Business Day of each calendar month between the date hereof and the Closing Date, and Seller shall prepare and deliver to Buyer by the seventh (7th) Business Day prior to the first (1st) Business Day of each calendar month between the date hereof and the Closing Date a report (each, an “Interim VIF Report”) setting forth such party’s (or, in the case of Buyer, Milliman’s) calculation of the VIF as of the thirteenth (13th) Business Day prior to the first (1st) Business Day of such month, which report shall be prepared in accordance with the VIF Calculation Principles. Buyer and Seller shall, and Buyer shall cause Milliman to, each cooperate with each other in the preparation of the Interim VIF Reports, including providing all relevant information relating to the operations and finances of HLIKK. Buyer and Seller shall, and Buyer shall cause Milliman to, use their reasonable best efforts to resolve any differences and to correct any errors or mistakes in the preparation of, and any inaccuracies reflected in, their respective Interim VIF Reports. With respect to each party’s Interim

VIF Report for the month preceding the month in which the Closing Date would otherwise occur, if Milliman’s and Seller’s calculations of the VIF in such Interim VIF Reports differ by more than $50,000,000 and Buyer and Seller are unable to resolve any such differences prior to the third (3rd) Business Day prior to the Closing Date, then, subject to Article XII, either party may elect to delay the Closing until the earliest first (1st) Business Day of a month when Milliman’s calculation of the VIF and Seller’s calculation of the VIF in each party’s following Interim VIF Reports differ by $50,000,000 or less.
Section 8.12    Further Action.
(a)    Seller and Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable and (iv) shall cooperate in good faith to facilitate an orderly Closing and transition.
(b)    Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article XI. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.
ARTICLE IX

EMPLOYEE MATTERS
Section 9.01    Employee Matters.
(a)    Terms and Conditions of Employment. Buyer shall comply with all applicable Laws relating to the terms and conditions of each Employee’s employment on and after the Closing Date, including but not limited to any work rules (shugyo kisoku), and any changes made thereto shall be made in compliance with applicable Laws. Notwithstanding the foregoing sentence, beginning with the Closing Date and for a period of twelve (12) months following the Closing Date, Buyer shall provide, or shall cause one or more of its Affiliates (including HLIKK) to provide (i) each Employee, while such Employee is in the employ or service of HLIKK or another Affiliate of Buyer, with (1) cash compensation (including wages, base salary, and annual bonus or incentive opportunities) at levels, respectively, no less favorable than the levels, respectively, of cash compensation paid by HLIKK to such Employees immediately prior to the Closing and (2) employee benefits (excluding severance) that are, in the aggregate, no less favorable than the aggregate employee benefits (excluding severance) provided by HLIKK to such Employees immediately prior to the Closing and (ii) each Employee whose employment is terminated during such period (for the avoidance of doubt, such period will end on the date following the date that is twelve (12) months following the Closing Date) with severance pay and benefits on terms and conditions (including eligibility conditions) and in amounts that are no less favorable than those applicable to such Employee immediately prior to the Closing.
(b)    Prior Service. To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance and/or layoff or benefits under any employee benefit plan, program, policy, agreement, arrangement for the benefit of the Employees), Buyer shall, or shall cause one of its Affiliates to, credit each Employee for any and all service earned by such Employee on and prior to the Closing with HLIKK, its Affiliates or any of its predecessors (but only to the extent such service with a predecessor was credited by HLIKK or its Affiliates or is required to be credited under applicable Law) under such plan, program, policy, agreement, arrangement or practice.
(c)    No Other Restrictions. Except as otherwise required by applicable Law or specifically by the terms of this Agreement, nothing in this Agreement shall prevent Buyer or any of its Affiliates (including HLIKK) from (i) terminating the employment of any of the Employees, or otherwise shall guarantee any of the Employees continued employment or retention to provide services with Buyer or any of its Affiliates (including HLIKK), or any of their successors or assigns, for any period of time or (ii) adopting, continuing, modifying or terminating any Benefit Plan. No Employee, nor any beneficiary or dependent thereof, shall be a third party beneficiary of this Agreement or be entitled to bring any action or claim hereunder.
ARTICLE X

TAX MATTERS
Section 10.01    Liability for Taxes.
(a)    Seller shall be liable for and pay, and shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against, and reimburse any Buyer Indemnified Party for, any Losses with respect to (i) Taxes imposed on HLIKK as a result of HLIKK having been a member of Seller’s Group under Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, (ii) any breach or failure of Seller to perform any of its covenants or obligations contained in this Article X, (iii) Taxes imposed on HLIKK for any Pre-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on the day before the Closing Date and (iv) Taxes imposed on HLIKK arising out of a breach of the representation made in Section 5.20(e); provided, however, that Seller shall not be liable for or pay, and shall not indemnify Buyer from and against, (A)  any Taxes that result from any actual or deemed election under Sections 336(e) or 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Shares or the deemed purchase of the Capital Stock of any transferred Subsidiary or that result from Buyer, any Affiliate of Buyer or HLIKK engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of HLIKK for foreign, federal, state, local or other Tax purposes and (B) any Taxes for which Buyer is liable under Section 10.01(b) (Taxes described in this proviso, hereinafter “Excluded Taxes”). Except as otherwise provided in Section 10.01(f), Seller shall be entitled to any refund of (or credit for) Taxes allocable to any Pre-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on the day before the Closing Date, in each case net of any out-of-pocket costs reasonably incurred by Buyer in pursuing or obtaining such refund. Any such refunds received by Buyer or its Affiliates shall be promptly, and in any event within thirty (30) days of the receipt of such refund, paid over to Seller. Buyer shall and shall cause its Affiliates to take reasonable steps to secure any such refund or credit that would be available.
(b)    Buyer shall be liable for and pay, and shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against, and reimburse any Seller Indemnified Party for, any Losses with respect to (i) Taxes imposed on HLIKK, or for which HLIKK may otherwise be liable, for any Post-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period beginning on and including the Closing Date, (ii) any breach or failure of Buyer to perform any of its covenants or obligations contained in this Article X, (iii) Taxes imposed or required to be paid by a Seller Indemnified Party arising as a result of actions taken by HLIKK on or after the Closing Date, (iv) Taxes imposed on HLIKK, or for which HLIKK may otherwise be liable, arising out of the Closing Reinsurance Transactions, and (v) Excluded Taxes. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any Post-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date. Any such refunds received by Seller or its Affiliates shall be promptly, and in any event within thirty (30) days of the receipt of such refund, paid over to Buyer, net of any out-of-pocket costs reasonably incurred by the Seller in pursuing or obtaining such refund. Seller shall and shall cause its Affiliates to take reasonable steps to secure any such refund or credit that would be available.
(c)    For purposes of Sections 10.01(a) and 10.01(b), whenever it is necessary to determine the liability for Taxes of HLIKK for a Straddle Period, the determination of the Taxes of HLIKK for the portion of the Straddle Period ending on the day before the Closing Date, and the portion of the Straddle Period beginning on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the day before the Closing Date and the other which began at the beginning of the Closing Date, and items of income, gain, deduction, loss or credit of HLIKK for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of HLIKK were closed at the close of the day before the Closing Date; provided, however, that Tax obligations, exemptions, allowances or deductions that are calculated on an annual basis, such as annual property taxes and the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding the foregoing provisions of this Section 10.01(c), for purposes of the Japanese fixed property tax, the straddle period shall begin on January 1 of the year in which the Closing Date occurs, and shall end on December 31 of that year. For the avoidance of doubt, for purposes of Sections 10.01(a) and 10.01(b), whenever it is necessary to determine the liability for Taxes of HLIKK, the term “Closing Date” shall refer to the day as determined under local Tokyo time.

(d)    If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change on or after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to Section 10.01(a), and such change results in or will result in a decrease in the Tax liability of HLIKK, Buyer or any Affiliate or successor of any thereof for any taxable year or period beginning on or after the Closing Date or for the portion of any Straddle Period beginning on and including the Closing Date, Seller shall not be liable pursuant to Section 10.01(a) with respect to such increase to the extent of the present value (using a discount rate equal to the then “Federal mid-term rate,” as that term is defined in Section 1274(d) of the Code) of such decrease (and, to the extent such increase in Tax liability is paid to a Tax Authority by Seller or any of its Affiliates, Buyer shall pay Seller an amount equal to the present value of such decrease).
(e)    Notwithstanding anything herein to the contrary, any real property transfer or real property gains Tax, transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
(f)    All tax sharing agreements involving HLIKK shall be terminated as of the Effective Time and, on and after the Closing Date, HLIKK shall not be bound thereby or have any rights or liabilities thereunder.
Section 10.02    Tax Returns.
(a)    Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns due before the Closing Date, and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to HLIKK and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to Pre-Closing Taxable Periods or Straddle Periods (i) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with reasonable positions taken, elections made or methods used in prior periods in filing such Tax Returns (including, without limitation, any position which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Buyer is liable) and (ii) such Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and comment by Seller, and Buyer shall make such revisions to such Tax Returns as are reasonably requested by Seller or which are consistent with the requirements of clause (i) of this sentence.
(b)    Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to Section 10.01 but which are payable with any Tax Return to be filed by the other party pursuant to Section 10.02(a) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event later than five (5) days prior to the due date for paying such Taxes.
(c)    Except where required by a Tax Authority as a result of any action, suit, investigation or audit by such Tax Authority, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit HLIKK to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to HLIKK with respect to any Pre-Closing Taxable Periods (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may not be unreasonably withheld but which may in all events be withheld if such action would increase the amount of Taxes for which Seller may be liable pursuant to Section 10.01(a) or Section 10.01(f).
Section 10.03    Contest Provisions. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or HLIKK of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to Section 10.01(a). Except as provided in the next succeeding sentence with respect to Straddle Periods, Seller shall have the sole right to represent HLIKK’s interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Taxable Periods or otherwise relating to Taxes for which Seller may be liable pursuant to Section 10.01(a), and to employ counsel of its choice at its expense. In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on the day before the Closing Date and, with the written consent of Buyer, and at Seller’s sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates or HLIKK may settle any Tax claim for any Taxes for which Seller may be liable pursuant to Section 10.01(a), without the prior written consent of Seller, which consent may not be unreasonably withheld by Seller.
Section 10.04    Assistance and Cooperation. On and after the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):
(a)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.02;
(b)    cooperate fully in preparing for any audits of, or disputes with Tax authorities regarding, any Tax Returns of HLIKK;
(c)    make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of HLIKK;
(d)    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of HLIKK for taxable periods for which the other may have a liability under Section 10.01;

(e)    furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any taxable periods for which the other may have a liability under Section 10.01;
(f)    Buyer shall cause HLIKK to provide to Seller any financial and tax information of HLIKK reasonably necessary for Seller to determine its U.S. federal income tax liability (including any tax credits) for the taxable year of the Seller that includes the Closing Date;
(g)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 10.01(e) (relating to sales, transfer and similar Taxes); and
(h)    timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article X.
Section 10.05    Other Tax Matters.
(a)    The indemnification provided for in this Article X shall be the sole remedy for any claim in respect of Taxes and the provisions of Article XIII shall not apply to such claims, except as expressly provided. Indemnification provided for in this Article X shall be calculated on an After-Tax Basis.
(b)    Any claim for indemnity under this Article X may only be made at a time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).
(c)    The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.
(d)    Seller and Buyer agree that none of Buyer or any Affiliate of Buyer shall make, nor cause or permit to be made, any election under Section 338 of the Code or under any applicable similar prohibition of state or foreign law with respect to HLIKK, without the express written consent of Seller.
ARTICLE XI

CONDITIONS TO CLOSING AND RELATED MATTERS
Section 11.01    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i)(x) Each of the Buyer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such time and (y) each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct at and as of such date), except where all failures of such representations and warranties referenced in this clause (y) to be true and correct, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by Buyer at or before the Closing shall have been complied with, except to the extent that any failure to comply with such covenants, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect; and (iii) Seller shall have received a certificate of Buyer dated as of the Closing Date to such effect signed by a senior officer of Buyer responsible for the transactions contemplated by this Agreement to the effect that the foregoing conditions have been satisfied.
(b)    Approvals of Governmental Authorities. The Governmental Approvals listed in Schedule 11.01(b) shall have been received, or made, and if applicable, any waiting period shall have expired or shall have been terminated.
(c)    No Governmental Order. There shall be no Governmental Order in existence or litigation initiated by any Governmental Authority that restrains or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.
(d)    Closing Deliveries. Buyer (or its Affiliates, as applicable) shall have executed and delivered, or caused to be executed and delivered, to Seller on or prior to the Closing Date all items required to be delivered by Buyer pursuant to Sections 3.04(a), (b), (d) and (e).
(e)    CDX Index Threshold. The CDX Index shall not have been in excess of 150 on any day during the period from the seventh (7th) Business Day through the third (3rd) Business Day immediately preceding the Closing Date.
Section 11.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) (x) Each of the Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such time and (y) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct at and as of such date), except where all failures of such representations and warranties referenced in this clause (y) to be true and correct, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with, except to the extent that any failure to comply with such covenants, individually or in the aggregate, to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect since the date hereof, and (iii) Buyer shall have received a certificate of Seller dated as of the Closing Date to such effect signed by a duly authorized executive officer of Seller to the effect that the foregoing conditions have been satisfied.
(b)    Approvals of Governmental Authorities. The Governmental Approvals listed in Schedule 11.02(b) shall have been received, or made, and if applicable, any waiting period shall have expired or shall have been terminated, and shall not include any Burdensome Condition.
(c)    No Governmental Order. There shall be no Governmental Order in existence or litigation initiated by any Governmental Authority that restrains or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.
(d)    Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.
(e)    Absence of Litigation. There shall not be pending or threatened any Action that could reasonably be expected to result in a Company Material Adverse Effect.
(f)    CDX Index Threshold. The CDX Index shall not have been in excess of 150 on any day during the period from the seventh (7th) Business Day through the third (3rd) Business Day immediately preceding the Closing Date.
(g)    Berkshire Retrocession Agreement. All of the conditions precedent (if any) to effectiveness of the Berkshire Retrocession Agreement (other than consummation of the Closing hereunder) shall have been satisfied or waived, and the Berkshire Retrocession Agreement will be in full force and effect on the Closing Date with Buyer Reinsurer and Berkshire or their respective permitted assigns as the parties thereto.
(h)    Closing Deliveries. Seller (or its Affiliates, as applicable) shall have executed and delivered, or caused to be executed and delivered, to Buyer on or prior to the Closing Date all items required to be delivered by Seller pursuant to Sections 3.05(a), (b) , (c), (d), (e), (h) and (i).
ARTICLE XII

TERMINATION AND WAIVER
Section 12.01    Termination. This Agreement may be terminated prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by either Seller or Buyer if the Closing shall not have occurred on or prior to October 1, 2014 or such later date as the parties may mutually agree; provided, however, that the right to terminate this Agreement under this Section 12.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
(c)    by either Seller or Buyer in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement, the Recapture Agreements or the Assignment, Assumption, Hold Harmless and Indemnification Agreement;
(d)    by Seller if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 11.01(a) and such breach, inaccuracy in or failure to perform (x) by its nature cannot be cured by October 1, 2014 or (y) is not cured by October 1, 2014 in a manner that would be reasonably satisfactory to a seller of HLIKK similarly situated to Seller in terms of industry, size, and location; or
(e)    by Buyer if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 11.02(a) and such breach, inaccuracy in or failure to perform (x) by its nature cannot be cured by October 1, 2014 or (y) is not cured by October 1, 2014 in a manner that would be reasonably satisfactory to a buyer of HLIKK similarly situated to Buyer in terms of industry, size, and location.
Section 12.02    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.
Section 12.03    Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall thereafter become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 8.03, this Article XII and Article XIV; provided, however, that nothing in this Agreement shall relieve either Seller or Buyer from liability for (a) failure to perform its obligations set forth in Section 7.03(a) and Section 7.03(b) or (b) any willful breach of this Agreement or willful failure to perform its obligations under this Agreement.
Section 12.04    Extension; Waiver. At any time prior to the Closing, each of Seller and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
ARTICLE XIII

INDEMNIFICATION

Section 13.01    Indemnification by Seller.
(a)    After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Seller shall indemnify and hold harmless Buyer and its Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party at any time suffers or incurs, or becomes subject to, as a result of or in connection with:
(i)    the inaccuracy or breach of any representation or warranty, in each case as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date), made by Seller in Article IV or Article V of this Agreement (determined without regard to any qualification or references to “Company Material Adverse Effect,” “material,” “materially,” “in all material respects” or other materiality or similar qualifications or references contained in any representation or warranty); or
(ii)    any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement.
(b)    Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 13.01(a)(i) or Section 13.01(a)(ii) solely with respect to a breach or failure by Seller to perform its covenants or obligations under Section 7.01(d) or Section 7.09 (other than Losses arising solely as a result of the inaccuracy or breach of any Seller Fundamental Representations, as to which this Section 13.01(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of ¥5,000,000 (nor shall any such item that does not meet the ¥5,000,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses for which Seller has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds $9,000,000 after which Seller shall be obligated for all such Losses of the Buyer Indemnified Parties that in the aggregate are in excess of such amount. The cumulative aggregate indemnification obligation of Seller under Section 13.01(a)(i) or Section 13.01(a)(ii) solely with respect to a breach or failure by Seller to perform its covenants or obligations under Section 7.09 shall in no event exceed $320,000,000 (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any Seller Fundamental Representation); provided, however, that the limitations contained in this Section 13.01(b) shall not apply to Losses arising out of criminal activity or actual fraud that is intended to affect the other party.
Section 13.02    Indemnification by Buyer.
(a)    After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Buyer shall indemnify and hold harmless Seller and its Affiliates (but not HLIKK) and Representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffers or incurs, or becomes subject to, as a result of or in connection with:

(i)    the inaccuracy or breach of any representation or warranty, in each case, as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date) made by Buyer in Article VI of this Agreement (determined without regard to any qualification or references to “Buyer Material Adverse Effect,” “material,” “materially,” “in all material respects” or other materiality or similar qualifications or references contained in any representation or warranty); or
(ii)    any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement.
(b)    Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 13.02(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any Buyer Fundamental Representation, as to which this Section 13.02(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of ¥5,000,000 (nor shall any such item that does not meet the ¥5,000,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which Buyer has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds $9,000,000, after which Buyer shall be obligated for all such Losses of the Seller Indemnified Parties that, in the aggregate, are in excess of such amount. The cumulative aggregate indemnification obligation of Buyer under Section 13.02(a)(i) shall in no event exceed $320,000,000 (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any Buyer Fundamental Representation); provided, however, that the limitations contained in this Section 13.02(b) shall not apply to Losses arising out of criminal activity or actual fraud that is intended to affect the other party.
Section 13.03    Notification of Claims.
(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand and the specific representation, warranty or provision of this Agreement that the Indemnified Party assumes to be breached; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement (except in respect of Losses arising out of criminal activity or actual fraud that is intended to affect the other party); provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 13.03(a) of a claim for indemnification under this Article XIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XIII notwithstanding the passing of such applicable date.
(b)    Following receipt of a notice of a Third Party Claim from an Indemnified Party pursuant to Section 13.03(a), with respect to any Third Party Claim, the Indemnifying Party, by notice to the Indemnified Party, may assume the defense and control of such Third Party Claim; provided, however, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that (i) such settlement does not involve any finding or admission of any violation of Law on the part of the Indemnified Party, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (other than as contemplated by Section 13.01(b) or 13.02(b), (iii) such settlement does not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.
(c)    No Indemnifying Party shall have any liability under this Article XIII for any Losses arising out of or in connection with any Third Party Claim that is settled by an Indemnified Party without the prior consent of such Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    If an Indemnified Party shall have a claim for indemnification hereunder for any claim other than a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall, as promptly as is practicable give written notice to the Indemnifying Party setting forth (i) a detailed description of the claim, (ii) a good faith estimate of the amount of the claim, and (iii) the specific representation, warranty or provision of this Agreement that the Indemnified Party assumes to be breached. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to HLIKK’s books and records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such sixty (60) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(e)    If there shall be any conflict between the provisions of this Section 13.03 and Section 10.03 (relating to Tax contests), the provisions of Section 10.03 shall control with respect to Tax contests.
Section 13.04    Payment. In the event an Action for indemnification under this Article XIII shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party, on demand in immediately available funds. An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article XIII when the parties to such Action have so determined by mutual agreement or, if disputed, when a final nonappealable Governmental Order shall have been entered.
Section 13.05    No Duplication; Exclusive Remedies. Each of Seller and Buyer acknowledges and agrees that:
(a)    any liability for indemnification hereunder and under any other Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss;
(b)    prior to the Closing, other than in the case of criminal activity or actual fraud by Buyer or Seller or any of their respective Affiliates that is intended to affect the other party, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any certificate or instrument delivered hereunder shall be refusal to close the purchase and sale of the Shares hereunder; and
(c)    following the Closing, other than in the case of criminal activity or actual fraud by Buyer or Seller or any of their respective Affiliates that is intended to affect the other party, and except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 14.14, the indemnification provisions of Article XIII and, with respect to Taxes, Article X, shall be the sole and exclusive remedies of Seller and Buyer, respectively, for any breach of the representations or warranties in this Agreement or any other document, instrument or certificate delivered hereunder and for any failure to perform or comply with any covenants or agreements contained in this Agreement.
Section 13.06    Additional Indemnification Provisions.
(a)    Seller and Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement, any Transaction Agreement or any other document, instrument or certificate executed or delivered in connection with the Closing (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds (as set forth in Section 13.06(e) below), (iii) the Indemnifying Party shall indemnify the Indemnified Party for punitive, exemplary, indirect, consequential or other special damages or lost profits for which a valid indemnification claim is made hereunder only to the extent paid to an unaffiliated third party or Governmental Authority and (iv) in no event shall Seller have any liability or obligation to any

Buyer Indemnified Person to the extent that any Loss, or portion thereof, as applicable, for which indemnification is sought hereunder is reflected or reserved for or otherwise taken into account in determining the Final Net Worth, Final HLIC Recapture Payment or Final Net Monthly Settlement Balances.
(b)    In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss for which an Indemnifying Party has reimbursed it pursuant to this Article XIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(c)    If any portion of Losses to be reimbursed by the Indemnifying Party pursuant to this Article XIII could be recovered from a third party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and, after payment of such Losses in full to the Indemnified Party by the Indemnifying Party and upon the reasonable request of the Indemnifying Party, shall (unless inconsistent with any applicable Law) use reasonable best efforts to collect the maximum amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection. If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XIII could have been recovered from a third party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable under applicable Law, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party such portion actually paid by the Indemnifying Party pursuant to this Article XIII. Notwithstanding the foregoing, this Section 13.06(c) shall not apply to any amounts payable to Buyer Reinsurer pursuant to the Berkshire Retrocession Agreement.
(d)    The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.
(e)    If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (each, an “Insurance Policy”), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). “Insurance Policies” do not include reinsurance or retrocession arrangements. The Indemnified Party shall use all reasonable best efforts to collect the maximum amount of insurance proceeds thereunder, and all such proceeds actually received shall be considered “Eligible Insurance Proceeds”.
(f)    Seller acknowledges and agrees that Berkshire shall have the right to indemnification from Seller pursuant to the Indemnification Agreement.
Section 13.07    Reserves. Except as set forth in Section 5.21, 5.29(e), or 5.30 notwithstanding anything to the contrary in this Agreement or the other Transaction Agreements,

Buyer acknowledges and agrees that Seller makes no representation or warranty with respect to, and nothing contained in this Agreement, any other Transaction Agreements, or in any other agreement, document, instrument or certificate to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Seller, for any purpose of this Agreement, the other Transaction Agreements, or any other agreement, document, instrument or certificate to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the reserves of HLIKK, (b) whether or not the reserves of HLIKK were determined in accordance with any actuarial, statutory or other standard, and (c) the effect of the adequacy or sufficiency of the reserves of HLIKK on any “line item” or asset, liability or equity amount. Furthermore, except as set forth in Section 5.21, 5.29(e), or 5.30 Buyer acknowledges and agrees that no fact, condition, circumstance or event relating to or affecting the development of the reserves of HLIKK may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, any other Transaction Agreement, or any other agreement, document, instrument or certificate to be delivered in connection with the transactions contemplated hereby and thereby.
ARTICLE XIV

GENERAL PROVISIONS
Section 14.01    Survival. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than the representations and warranties made in (a)  Section 4.01, Section 5.01, Section 5.02, and Section 5.23 (collectively, the “Seller Fundamental Representations”) and Section 6.01 and Section 6.07 (the “Buyer Fundamental Representations”), which shall survive the Closing indefinitely and (b) Section 5.20, which shall survive the Closing in full force and effect until the date that is 60 days after the expiration of the applicable statute of limitations) shall survive the Closing until the date that is eighteen (18) months following the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification with respect thereto under Section 13.01 or Section 13.02 thereafter). The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if later, until fully performed.
Section 14.02    Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 14.03    Notices. All notices, requests, consents, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.03):

(a)	if to Seller:
Hartford Life, Inc. c/o The Hartford Financial Services Group One Hartford Plaza Hartford, Connecticut 06155 Attention: General Counsel Facsimile: 860-547-4721

with a copy to:
Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Attention: Perry J. Shwachman Sean M. Keyvan Facsimile: (312) 853-7036

(b)	if to Buyer:

ORIX Life Insurance Corporation Akasaka SGP 15F, 2-3-5 Akasaka, Minato-ku Tokyo, Japan Attention: Takahisa Kato, General Manager, Corporate Planning Department Facsimile: 03-6685-0128

with a copy to:
Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Bernhardt Nadell Facsimile: (212) 806-6006

(c)	if to Buyer Parent:

ORIX Corporation World Trade Center Building, 2-4-1 Hamamatsu-cho, Minato-ku Tokyo, Japan Attention: Kiyoshi Habiro, General Manager, Investment and Operation Headquarters Facsimile: 03-3435-3196

with a copy to:
Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Bernhardt Nadell Facsimile: (212) 806-6006

Section 14.04 Public Announcements. Prior to Closing, no party to this
Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Neither of the parties to this Agreement, nor any of their respective
Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, HLIKK without first obtaining the prior written approval of the other party, which approval will not be unreasonably withheld.

Section 14.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this
Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 14.06 Entire Agreement. Except as otherwise expressly provided in the
Transaction Agreements, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality

Agreement to the extent not in conflict with this Agreement), between or on behalf of Seller and/or its Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 14.07    Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 14.07 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.
Section 14.08    No Third Party Beneficiaries. Except as provided in Article XIII with respect to the Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 14.09    Amendment. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement.
Section 14.10    Schedules. Any disclosure with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Schedule of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 14.11    Dispute Resolution; Submission to Jurisdiction. Subject to Section 2.04:
(a)    Any claim, dispute or controversy arising out of or relating to this Agreement, including the formation, performance, breach, termination, enforceability, interpretation or validity of this Agreement, shall be fully and finally resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by a tribunal of three arbitrators. The arbitral tribunal shall be constituted as follows: each of Buyer and Seller shall nominate one arbitrator in accordance with the ICC Rules and the two party-nominated arbitrators shall then nominate the third arbitrator who shall act as the president of the tribunal. Each of the three arbitrators shall be fluent in English and shall be admitted to practice law in the State of New

York with at least fifteen years of experience as a practicing attorney litigating or arbitrating disputes with respect to corporate mergers and acquisitions or other commercial transactions governed by New York law. The place of arbitration shall be the Republic of Singapore or such other location agreed by the parties. The language of the arbitration shall be English and all written submissions to the arbitral tribunal, as well as all orders and awards of the arbitral tribunal, shall be in English. At the request of either party, there shall be simultaneous English and Japanese translation at any oral hearings before the arbitral tribunal. The cost of any arbitration hereunder, including the cost of any translation, will be shared equally by the parties, provided each party shall bear the costs and expenses of its own attorneys and witnesses. Where a breach or failure to perform any covenant or obligation in this Agreement has been established, the arbitral tribunal shall have the authority to, upon the request of an aggrieved party, render an award for injunctive or other equitable relief as provided in Section 14.14, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. Any award of the arbitral tribunal shall be final and binding on the parties and judgment may be entered on the award in any court of competent jurisdiction. Except as contemplated by Section 13.06(a)(iii), the arbitral tribunal shall have no authority to award treble, exemplary, special, punitive or similar damages.
(b)    Each of Seller and Buyer irrevocably and unconditionally:
(i)    submits for itself and its property in any Action relating to the recognition or enforcement of any award issued by an arbitral tribunal pursuant to Section 14.11(a), to the jurisdiction of the courts of Tokyo, Japan and the State of New York sitting in the County of New York and the United States District Court for the Southern District of New York, and agrees that all claims in respect of any such Action may be heard and determined in such Japanese or New York courts or, to the extent permitted by law, in such federal court;
(ii)    waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the courts in Japan or New York as described in this Agreement for any reason (other than a failure to serve process as described in Section 14.11(b)(iii)), (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) an arbitration award issued pursuant to Section 14.11(a) may not be enforced in or by such courts;
(iii)    agrees that notice delivered as provided in this Agreement shall constitute sufficient service of process for purposes of any Action brought by any party or its Affiliates or successors and assigns, and each party further waives and agrees not to assert any argument that such service is insufficient; and

(iv)    agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York or Japan.
(c)    For the avoidance of doubt, the Indemnification Agreement sets forth additional requirements that govern certain arbitration provisions hereunder.
Section 14.12    Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflicts of law principles of such state to the extent such principles would require or permit the application of the Laws of another jurisdiction.
Section 14.13    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 14.14    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific wording or are otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or remedy any breaches of this Agreement and to enforce specifically the terms and provisions hereof in connection with any arbitration proceeding commenced pursuant to Section 14.11(a), such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.
Section 14.15    Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars and references to “¥” shall mean Japanese yen; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (g) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; and (h) unless otherwise specified, references to dates and times are to dates and times in Tokyo, Japan.
Section 14.16    Buyer Parent. Buyer Parent shall be a party to this Agreement solely for the purposes of Sections 6.01, 6.02, 6.03, 7.03 (to the extent relating to Governmental Approvals that Buyer Parent is required to obtain), 7.07, 7.08, 8.03, 8.09, and 8.11 and Articles 13 (provided, that (x) Section 13.02(a)(i) shall only apply to Buyer Parent with respect to any inaccuracy or breach of any representation or warranty made by Buyer Parent in Sections 6.01, 6.02, and 6.03 and Buyer’s and Buyer Parent’s indemnification obligations thereunder shall be several but not joint, and (y) Section 13.02(a)(ii) shall only apply to Buyer Parent with respect to any breach or failure by Buyer Parent to perform any of its covenants or obligations contained in Sections 7.03, 7.07, 7.08, 8.03, 8.09 and 8.11) and Buyer’s and Buyer Parent’s indemnification obligations thereunder shall be several but not joint, and 14 (collectively, the “Buyer Parent Matters”), and solely for the purposes of such Articles and Sections, all references therein to the term “Buyer” shall mean “Buyer and Buyer Parent”, and Buyer Parent shall be bound by the terms and conditions of such Articles and Sections as if it were Buyer. Buyer Parent shall make one or more capital contributions to Buyer to the extent necessary to cause Buyer’s capital levels to be in compliance with the IB Law’s minimum capital requirements applicable to Buyer (determined after giving full effect to Buyer’s payment obligations under the Transaction Agreements, including payment of the Purchase Price and the Post-Closing Purchase Price Adjustment).
Section 14.17    Counterparts. This Agreement and each of the other Transaction Agreements may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

HARTFORD LIFE, INC.

By /s/ Beth Bombara Name: Beth A. Bombara Title: President
ORIX LIFE INSURANCE CORPORATION

By /s/ Kazunori Kataoka Name: Kazunori Kataoka Title: President

ORIX CORPORATION (Solely for the purposes of the Buyer Parent Matters)

By /s/ Shuji Irie Name: Shuji Irie Title: Executive Officer, Head of Investment and Operation Headquarters

Signature Page
Stock Purchase Agreement

Below is a list of omitted schedules (or similar attachments) from the Stock Purchase Agreement by and among Hartford Life, Inc., ORIX Life Insurance Corporation and ORIX Corporation dated as of April 28, 2014. The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
Exhibit A

Schedule 1.01(a)        Agreed Accounting Principles
Schedule 1.01(b)        Eligible Recapture Assets
Schedule 1.01(c)        Seller Knowledge persons
Schedule 1.01(d)(i)        Buyer Knowledge persons
Schedule 1.01(d)(ii)        Buyer Parent Knowledge persons
Schedule 1.01(e)        Recapture Settlement Statement Methodologies
Schedule 1.01(g)        VIF Calculation Principles
Schedule 1.01(h)        Specified Assumptions
Schedule 1.01(i)        Fair Market Value
Schedule 2.05            Currency Conversion Methodologies
Schedule 7.03(a)        Regulatory Matters
Schedule 7.03(c)(i)        Third Party Consents
Schedule 7.03(c)(ii)        Buyer Requested Third Party Consents
Schedule 7.03(c)(iii)        Buyer Requested Agreements
Schedule 7.03(d)        Certain Specified Consents
Schedule 7.04            Intercompany Obligations
Schedule 11.01(b)        Seller Governmental Approval Closing conditions
Schedule 11.02(b)        Buyer Governmental Approval Closing conditions

Exhibit A            Form of 3-Wins Reinsurance Agreement Amendment
Exhibit B            Form of ILA Recapture Agreements
Exhibit C            Form of HLIC Recapture Agreement
Exhibit D            Form of Assignment, Assumption, Hold Harmless and Indemnification
Agreement
Exhibit E            Reference Date Balance Sheet
Exhibit F            Form of Trademark License Agreement
Exhibit G            Form of Transition Services Agreement
Exhibit H            Form of Trademark Assignment
Exhibit I            Form of Buyer Reinsurance Agreement
Exhibit J            Berkshire Retrocession Agreement
Exhibit K            Indemnification Agreement
Exhibit L            Form of Model Escrow Agreement

Buyer Disclosure Schedule
Seller Disclosure Schedule

A-2